UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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CITIZENS & NORTHERN CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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90-92 Main Street

Wellsboro, Pennsylvania 16901

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD THURSDAY, APRIL 22, 2021

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Citizens & Northern Corporation (the “Corporation”) will be held in a virtual meeting format only with no physical location on Thursday, April 22, 2021 at 2:00 P.M., local time, for the following purposes:

1.	To elect four Class I directors to serve for a term of 3 years;
2.	To consider and approve the following advisory (non-binding) resolution:

“Resolved, that the shareholders approve the compensation paid to the Named Executive Officers of the Corporation pursuant to the policies and procedures employed by the Corporation, as described in the Compensation Discussion and Analysis and tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement”; and

3.	To transact such other business as may properly be brought before the meeting or any adjournment thereof.

The Board of Directors recommends that you vote “FOR” the election of each of the nominees for director listed in the enclosed proxy statement, and “FOR” the approval of an advisory vote on the compensation of the Corporation’s Named Executive Officers.

We have elected to provide access to our proxy materials over the Internet using the Securities and Exchange Commission’s “notice and access” rules. Details regarding the business to be conducted are described in the Notice of Internet Availability of Proxy Materials (“Notice”) you received in the mail and in this proxy statement. We have also made available a copy of our 2020 Annual Report on Form 10-K with this proxy statement. We encourage you to read our Annual Report. It includes our audited financial statements and provides information about our business.

The Annual Meeting will be hosted in a virtual format only online via live webcast. You will not be able to attend the Annual Meeting in person. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting https://web.lumiagm.com/244346915, click on “I have a control number,” enter the control number found on your proxy card, voting instruction form or notice that you received previously, and enter the password: citizens2021 (the password is case sensitive).

If your shares are held in “street name” through a broker, bank or other nominee, in order to participate in the virtual annual meeting you must first obtain a legal proxy from your broker, bank or other nominee reflecting the number of shares of Citizens & Northern Corporation common stock you held as of the record date, your name and email address. You then must submit a request for registration to American Stock Transfer & Trust Company, LLC: (1) by email to proxy@astfinancial.com; (2) by fax to 718-765-8730 or (3) by mail to American Stock Transfer & Trust Company, LLC, Attn: Proxy Tabulation Department, 6201 15th Avenue, Brooklyn, NY 11219. Requests for registration must be labeled as “Legal Proxy” and be received by American Stock Transfer & Trust Company, LLC no later than 5:00 p.m. Eastern time on April 12, 2021.

Your vote is important regardless of the number of shares you own. You may vote during the Annual Meeting by following the instructions on the meeting website during the meeting. Whether or not you plan to attend the Annual Meeting, the Board of Directors encourages you to vote your shares. You may vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. Please review the instructions described in this proxy statement, as well as in the Notice you received in the mail. This will not prevent you from voting at the meeting but will assure that your vote is counted if you are unable to participate.

Only shareholders of record at the close of business on February 1, 2021, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors,

Wellsboro, Pennsylvania	Kimberly N. Battin
March 12, 2021	Corporate Secretary

How We Make Decisions Regarding Named Executive Officer Compensation	20
2020 Executive Compensation Decisions	21
Consideration of Say-on-Pay Advisory Vote	24
Risk Management	24
Recoupment Policy	24

90-92 Main Street

Wellsboro, Pennsylvania 16901

PROXY STATEMENT

Annual Meeting of Shareholders – April 22, 2021

Annual Meeting Information

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Citizens & Northern Corporation (the “Corporation”) to be used at the Annual Meeting of Shareholders of the Corporation to be held on Thursday, April 22, 2021, at 2:00 P.M., in a virtual meeting format only with no physical location, and at any adjournments or postponements thereof. This proxy statement was first made available to shareholders on March 12, 2021.

Who is entitled to vote?

Shareholders owning Corporation common stock on February 1, 2021 are entitled to vote at the Annual Meeting or any adjournment or postponement of the meeting. Each shareholder has one vote per share on all matters to be voted on. On February 1, 2021, there were 15,980,821 shares of Corporation common stock outstanding.

On what am I voting?

You will be asked to elect four (4) Class I directors for three-year terms expiring in 2024; and to approve the advisory (non-binding) resolution on the compensation paid to the Named Executive Officers of the Corporation. The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other matter requiring a vote of the shareholders would be presented at the meeting, the proxies will vote according to the directions of the Corporation’s management.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends that you vote “FOR” the election of each of the nominees for director listed in this proxy statement, and “FOR” approval of the compensation paid to the Named Executive Officers of the Corporation.

How are proxy materials being disseminated?

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to furnish proxy materials, including this proxy statement and our 2020 Annual Report on Form 10-K, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our shareholders, provides instructions as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy via the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

If you received more than one Notice, it means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the Internet or by telephone, or sign and return by mail all proxy cards or voting instruction forms requested in paper format.

How do I vote?

As described in the Notice, you may vote by any of the following methods:

Internet. Go to www.voteproxy.com 24 hours a day, seven days a week, and follow the instructions. You will need the control number that is included in the Notice, proxy card or voting instructions form that is sent to you. The Internet voting system allows you to confirm that the system has properly recorded your votes. This method of voting will be available until 11:59 p.m., Eastern Time, on April 21, 2021.

Telephone. Call toll-free 1-800-PROXIES 24 hours a day, seven days a week, and follow the instructions. You will need the control number that is included in the Notice, proxy card or voting instructions form that is sent to you. As with Internet voting, you will be able to confirm that the system has properly recorded your votes. This method of voting will be available until 11:59 p.m., Eastern Time, on April 21, 2021.

Mail. If you are a shareholder of record and you elect to receive your proxy materials by mail, you can vote by marking, dating and signing your proxy card exactly as your name appears on the card and returning it by mail in the postage-paid envelope that will be provided to you. If you hold your shares in street name and you elect to receive your proxy materials by mail, you can vote by completing and mailing the voting instructions form that will be provided by your bank, broker or other holder of record. You should mail the proxy card or voting instruction form in plenty of time to allow delivery prior to the meeting. Do not mail the proxy card or voting instruction form if you are voting over the Internet or by telephone.

At the Virtual Annual Meeting. Unless your shares are held in “street name,” you may vote your shares at the virtual Annual Meeting. We encourage you to vote via the Internet or by telephone prior to the meeting. It is fast and convenient, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. If your shares are held in “street name” through a broker, bank or other nominee, in order to participate in the virtual annual meeting you must first obtain a legal proxy from your broker, bank or other nominee reflecting the number of shares of Citizens & Northern Corporation, common stock you held as of the record date, your name and email address. You then must submit a request for registration to American Stock Transfer & Trust Company, LLC: (1) by email to proxy@astfinancial.com; (2) by fax to 718-765-8730 or (3) by mail to American Stock Transfer & Trust Company, LLC, Attn: Proxy Tabulation Department, 6201 15th Avenue, Brooklyn, NY 11219. Requests for registration must be labeled as “Legal Proxy” and be received by American Stock Transfer & Trust Company, LLC no later than 5:00 p.m. Eastern time on April 12, 2021.

How do I change my vote?

If you give the vote we are soliciting, you may revoke it at any time before it is exercised:

●	by signing and returning a later-dated proxy; or
●	by giving written notice to Citizens & Northern Corporation, 90-92 Main Street, Wellsboro, PA 16901, Attention: Kimberly N. Battin, Corporate Secretary; or
●	by voting virtually at the Annual Meeting.

A shareholder whose shares are held in street name should follow the instructions of his or her broker regarding revocation of proxies. You should note that your presence at the meeting without voting virtually will not revoke an otherwise valid proxy.

What is a quorum?

A “quorum” is the presence at the meeting, virtually or by proxy, of the holders of a majority of the outstanding shares. There must be a quorum for the meeting to be held. Abstentions are counted for purposes of determining the presence or absence of a quorum but are not considered as a vote cast under Pennsylvania law. Brokers holding shares in “street name” for their customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. Such shares for which brokers have not received voting instructions from their customers are called “broker non-votes.”  Under Pennsylvania law, broker non-votes will be counted to determine if a quorum is present with respect to any matter to be voted upon by shareholders at the meeting only if such shares have been voted at the meeting on a matter other than a procedural motion.

What vote is required to approve the proposals?

The four (4) nominees for election to the Board of Directors receiving the highest number of votes cast by shareholders entitled to vote at the meeting will be elected. “Withhold” votes will have the effect of a vote against a nominee. Abstentions and broker non-votes will have no effect on the election of directors.

Approval of the advisory (non-binding) resolution on the compensation paid to Named Executive Officers requires the affirmative vote of a majority of the votes cast at the meeting, virtually or by proxy. Abstentions and broker non-votes will have no effect in calculating the votes on these matters.

Who will count the vote?

The Judges of Election appointed by the Board of Directors will count the votes cast virtually or by proxy at the meeting.

How are proxies being solicited?

The Corporation will bear its own cost of solicitation of proxies for the meeting. In addition to solicitation by mail, the company’s directors, officers and employees may solicit proxies personally or by telephone, facsimile transmission or otherwise. These directors, officers and employees will not be additionally compensated for their solicitation efforts but may be reimbursed for out-of-

pocket expenses incurred in connection with these efforts. The Corporation will reimburse brokerage firms, fiduciaries, nominees and others for their out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners of shares of common stock held in their names.

What is the deadline for shareholder proposals for next year’s Annual Meeting?

Any shareholder who, in accordance with and subject to the provisions of the proxy rules of the SEC, wishes to submit a proposal for inclusion in the Corporation’s proxy statement for its 2022 Annual Meeting of Shareholders must deliver the proposal in writing to the Secretary of Citizens & Northern Corporation at the Corporation’s principal executive offices at 90-92 Main Street, Wellsboro, Pennsylvania, no later than November 5, 2021.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph), but is instead sought to be presented directly at the next Annual Meeting, the Corporation’s Articles of Incorporation require shareholders to give advance notice of such proposals. The required notice, which must include the information and documents set forth in the Articles of Incorporation, must be given no more than 50 days and no less than 14 days prior to the Annual Meeting. If notice is not received by the Corporation within this time frame, the Corporation will consider such notice untimely.

Under Rule 14a-4(c)(1) of the Securities Exchange Act of 1934, as amended, if any shareholder proposal intended to be presented at the Annual Meeting without inclusion in our proxy statement is received within the required time frame and is properly presented, then a proxy will have the ability to confer discretionary authority to vote on the proposal.

Internet Availability of Proxy Materials

Important Notice About the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on April 22, 2021:  This proxy statement, proxy card and the Corporation’s annual report to shareholders are available at: http://www.astproxyportal.com/ast/11697/.

Cautionary Statement Regarding Forward-Looking Statements

This proxy statement and the documents that have been incorporated herein by reference may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, these statements can be identified by the use of words such as “anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “target,” “will,” “would” and similar expressions. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following:

●	the effect of the novel coronavirus (COVID-19) and related events
●	changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates
●	changes in general economic conditions
●	legislative or regulatory changes
●	downturn in demand for loan, deposit and other financial services in the Corporation’s market area
●	increased competition from other banks and non-bank providers of financial services
●	technological changes and increased technology-related costs
●	changes in accounting principles, or the application of generally accepted accounting principles
●	failure to achieve merger-related synergies and difficulties in integrating the business and operations of acquired institutions

Although forward-looking statements help provide additional information about us, investors should keep in mind that forward-looking statements are only predictions, at a point in time, and are inherently less reliable than historical information. You are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. We assume no obligation to update any forward-looking statement in order to reflect any event or circumstance that may arise after the date of this proxy statement, other than as may be required by applicable law or regulation.

PROPOSAL 1 -- ELECTION OF DIRECTORS

Board of Directors

Our Articles of Incorporation provide that the Board of Directors shall consist of not less than five (5) nor more than twenty-five (25) directors and that within these limits the number of directors shall be as established by the Board of Directors. The Articles further provide that the Board shall be classified into three classes, as nearly equal in number as possible. One class of directors is elected annually, and the term for each class is three (3) years. Any vacancy occurring on the Board of Directors, for any reason, may be filled by a majority of directors then in office to serve until the expiration of the term of the vacancy. There are currently twelve (12) members of the Corporation’s Board of Directors.

At the 2021 Annual Meeting, four (4) Class I directors are to be elected to serve for a three-year term.

Nominees for Election

The Board of Directors proposes the following four (4) nominees be elected as Class I directors for terms expiring at the 2024 Annual Meeting of Shareholders: Bobbi J. Kilmer, Terry L. Lehman, Robert G. Loughery, and Frank G. Pellegrino. Each of the nominees currently serves as a director of the Corporation.

The four (4) nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected. Unless otherwise instructed, proxies received from shareholders will be voted for the nominees named in this proxy statement. If a nominee should become unavailable for any reason, proxies will be voted for a substitute nominee determined by the Board of Directors. The Board of Directors has no reason to believe that the nominees will be unable to serve if elected.

Cumulative voting does not exist in the election of directors. Each share of Corporation common stock is entitled to cast one vote for each nominee. For example, if a shareholder owns ten shares of common stock, he or she may cast up to ten votes for each of the four nominees to be elected.

The Board of Directors recommends a vote “FOR” the election of the nominees identified above, each of whom has consented to be named as a nominee and to serve if elected.

Director Qualifications

We provide below information as of the date of this proxy statement about each nominee and director of the Corporation. The information includes information each director has given us about his/her age, all positions held, principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board of Directors to conclude that he or she should serve as a director, we also believe that all of our directors and nominees have demonstrated good judgment, strength of character, and an independent mind, as well as a reputation for integrity and the highest personal and professional ethics.

The age shown below for each director is as of April 22, 2021, which is the date of the annual shareholders meeting.

Nominees as Class I Directors for a term expiring at the 2024 Annual Meeting

Bobbi J. Kilmer

Director since: 2018

Age: 57

Ms. Kilmer served as the President & Chief Executive Officer of Claverack Rural Electric Cooperative from 2006 until recently retiring in January 2021. She also served as the Co-President & CEO of C&T Enterprises, Inc., which is the owner of Valley Energy in Sayre, PA, Wellsboro Electric Company and Citizens Electric Company in Lewisburg. She previously served as the Executive Vice President & Chief Operating Officer of Claverack. Ms. Kilmer serves on the boards of various organizations within her local and surrounding communities. She received her Bachelor of Science degree from Mansfield University. We believe Ms. Kilmer’s qualifications to serve as a director of the Corporation include her business experience, as well as her executive leadership roles at Claverack Rural Electric Cooperative and C&T Enterprises, Inc.

Terry L. Lehman, CPA

Director since: 2016

Age: 63

Mr. Lehman is a retired certified public accountant with over 35 years of experience in public accounting and private industry, including serving the roles of an Assurance Director at BDO, LLP in Harrisburg, an Audit Partner at ParenteBeard, LLC, and Beard Miller Company, LLP both located in Harrisburg, Senior Manager at Ernst & Young, and an Internal Auditor at Peoples National Bank of Lebanon. Mr. Lehman was a Board Member for both MidCoast Community Bancorp, Inc. and MidCoast Community Bank from October 2015 until 2020. He also is active with various organizations in his local communities and is a CPA licensed in Pennsylvania. He received his B.S.B.A. degree in Accounting from Shippensburg University. We believe Mr. Lehman’s extensive experience in public accounting and private industry, much of which has been concentrated in work for and on behalf of financial institutions and public companies, make him qualified to serve as a director of the Corporation.

Robert G. Loughery

Director since: 2020

Age: 51

Mr. Loughery served on the Covenant Bank Board of Directors for 5 years. As a real estate investor and developer, Mr. Loughery currently serves as the President of Nehemiah Development Company, Inc. Mr. Loughery served as a County Commissioner in the County of Bucks from February 2011 until January 2020. Mr. Loughery serves on numerous private boards and public authorities. Mr. Loughery has a B.A. degree in Policy and Management Studies from Dickinson College in 1991. Following graduation, he was commissioned an officer in the US. Army Reserves. We believe Mr. Loughery is qualified to serve as a director of the Corporation because of his over 20 years’ experience in real estate development and finance and his leadership abilities.

Frank G. Pellegrino

Director since: 2016

Age: 57

Mr. Pellegrino is Owner/Developer with Carlton Associates, LLC, in Lycoming County PA. He is the former Executive Vice President of Sales and Marketing of Primus Technologies Corp, Williamsport, and serves in executive leadership roles in several businesses in Lycoming, Montour, Centre, and Union counties. We believe Mr. Pellegrino’s qualifications to serve as a director of the Corporation include his more than 20 years in an executive leadership role with Primus Technologies Corp and his leadership role with several other businesses.

Continuing as Class III Directors for a term expiring at the 2023 Annual Meeting

Stephen M. Dorwart

Director since: 2020

Age: 51

Mr. Dorwart served on the Covenant Bank Board of Directors from 2007 until July 2020. He served as Chair for both the Audit and Compensation Committees and was the Lead Outside Director for 5 years. He received his B.S. degree in Business Administration from Bucknell University in 1991. Mr. Dorwart is the managing partner of the public accounting firm Fischer Dorwart, PC with offices in Audubon, NJ and Harrisburg, PA. He is a CPA licensed in Pennsylvania, New Jersey and Delaware. We believe Mr. Dorwart is qualified to serve as a director of the Corporation because of his extensive experience in public accounting and private industry.

Timothy E. Schoener

Director since: 2019

Age: 58

Mr. Schoener is the Vice President & Chief Information Officer of UPMC Pinnacle, Harrisburg PA. He previously served as the Vice President & Chief Information Officer of UPMC Susquehanna, Williamsport, PA. Mr. Schoener has been employed in various positions with UPMC Susquehanna and predecessor organizations since 1992. Mr. Schoener has a B.S. degree in Industrial Engineering from Penn State University and an M.B.A from Liberty University. Mr. Schoener serves with The College of Healthcare Information Management Executives (CHIME) and is also a member of the Healthcare Information Management Systems Society (HIMSS). He’s held his CHIME certification as CHCIO (Certified Healthcare Chief Information Officer) since 2015 and was issued his Certified Professional in Healthcare Information and Management Systems credentials by HIMSS in 2002. We believe Mr. Schoener is qualified to serve as a director of the Corporation because of his extensive background in information technology as well as his executive leadership experiences.

J. Bradley Scovill

Director since: 2015

Age: 61

Mr. Scovill became employed as President and Chief Executive Officer of the Corporation and Citizens & Northern Bank (the “Bank”) and was appointed to the Board of Directors of the Corporation and the Bank, effective March 2, 2015. Prior to joining the Corporation and Bank, Mr. Scovill most recently served as President and Chief Operating Officer of Kish Bancorp, Inc. and Kish Bank headquartered in Belleville, Pennsylvania, where he was an executive for more than five (5) years. Prior to Kish, Mr. Scovill held various executive management positions with both PNC Bank and Sterling Financial Corporation, headquartered in Lancaster, Pennsylvania. Mr. Scovill received a Bachelor of Science degree in Finance from The Pennsylvania State University. We believe Mr. Scovill is qualified to serve as a director of the Corporation because of his extensive experience working in financial and executive roles in the banking industry.

Aaron K. Singer

Director since: 2017

Age: 49

Mr. Singer has been the President & Chief Executive Officer of MetalKraft Industries Inc., in Wellsboro, PA, since 2000. He received his Bachelor of Science degree from Shippensburg University. Mr. Singer serves on the boards of various organizations within his local community. We believe Mr. Singer’s qualifications to serve as a director of the Corporation include his business experience as well as his executive leadership experiences at MetalKraft.

Continuing as Class II Directors for a term expiring at the 2022 Annual Meeting

Clark S. Frame

Director since: 2019

Age: 70

Mr. Frame helped lead the team of shareholders that established Monument Bank, headquartered in Doylestown, PA, in 2008 and served as Chairman of the Board. Prior to his work with Monument, Mr. Frame was a board member of Fulton Financial Corporation, based in Lancaster, PA, from 2003 through 2006 and prior to that was Chairman of the Board and a founding member of Premier Bank, which was based in Bucks County, PA. Mr. Frame has served on the boards of many nonprofit organizations. He is a graduate of Denison University and received an MBA from the Wharton School of the University of Pennsylvania. We believe Mr. Frame’s qualifications to serve as a director of the Corporation include his extensive knowledge in the banking industry as well as his professional leadership experience.

Susan E. Hartley

Director since: 1998

Age: 63

Ms. Hartley has been an attorney since 1984. She received her Bachelor of Arts degree from Elmira College, Master of Arts degree from State University of New York at Buffalo, and Doctorate of Jurisprudence from State University of New York at Buffalo School of Law. We believe Ms. Hartley’s qualifications to serve as a director of the Corporation include her experience as an attorney and her over 20 years of experience as a director of the Corporation.

Leo F. Lambert, Chairman

Director since: 2001

Age: 67

Mr. Lambert has been the President and General Manager of Fitzpatrick & Lambert, Inc., in Dushore, PA since 1978. Mr. Lambert received his Bachelor of Science degree from St. Francis College Loretto. Mr. Lambert has served and continues to serve on many nonprofit boards within his community. We believe Mr. Lambert’s qualifications to serve as a director of the Corporation include his over 40 years of experience as a local business owner, entrepreneur and community leader, as well as 20 years of experience as a director of the Corporation.

Covenant Transaction and Appointment to Board of Directors

On December 18, 2019, the Corporation, along with Covenant Financial, Inc. (“Covenant”), announced the signing of an Agreement and Plan of Merger. Covenant Financial, Inc. was the parent company of Covenant Bank, a commercial bank which operated two community bank offices located in Bucks and Chester Counties, Pennsylvania. Under the terms of the Agreement and Plan of Merger, Covenant Financial, Inc. merged into the Corporation, and Covenant Bank merged into the Bank. Consummation of the Merger was approved by Covenant’s shareholders on June 2, 2020. Regulatory approvals and other customary conditions of closing were satisfied making the acquisition complete on July 1, 2020.

As contemplated by the terms of the Merger Agreement, the C&N Board of Directors, effective July 1, 2020, expanded the size of the Board by two members, and appointed Stephen M. Dorwart to fill the vacancy created in Class III, and Robert G. Loughery to fill the vacancy created in Class I. In addition, as contemplated by the terms of the Merger Agreement, the Board of Directors, effective July 1, 2020, approved the expansion of the size of the Bank Board by two members, and appointed each of Messrs. Dorwart and Loughery to the Bank Board. Additionally, effective July 1, 2020, Mr. Dorwart was appointed to the Audit Committee of the C&N Board and the Trust Investment Committee of the Bank Board, and Mr. Loughery was appointed to the Information Technology Committee and the Finance and Loan Committee of the Bank Board.

EXECUTIVE OFFICERS

The following table provides information regarding each of the executive officers of the Corporation and the Bank. The age shown below for each executive officer is as of April 22, 2021, which is the date of the annual shareholders meeting.

J. Bradley Scovill

Age: 61

Mr. Scovill has served as President and Chief Executive Officer of the Corporation and Citizens & Northern Bank (the “Bank”) since March 2, 2015. Prior to joining the Corporation and Bank, Mr. Scovill most recently served as President and Chief Operating Officer of Kish Bancorp, Inc. and Kish Bank headquartered in Belleville, Pennsylvania, where he was an executive for more than five (5) years. Prior to Kish, Mr. Scovill held various executive management positions with both PNC Bank and Sterling Financial Corporation, headquartered in Lancaster, Pennsylvania. Mr. Scovill received a Bachelor of Science degree in Finance from The Pennsylvania State University.

Stan R. Dunsmore

Age: 58

Mr. Dunsmore has served as Executive Vice President and Chief Credit Officer of the Bank since January 2015. Previously, Mr. Dunsmore served as Vice President and Commercial Loan Sales Officer of the Bank since May 2007. Prior to the May 2007 acquisition of Citizens Trust Company by Citizens & Northern Bank, Mr. Dunsmore served as Vice President and Chief Lending Officer of Citizens Trust Company since 1995. Mr. Dunsmore received a Bachelor of Science degree in Management Science from Lock Haven University of Pennsylvania.

Shelley L. D’Haene

Age: 60

Executive Vice President, Chief Digital Channels and Payments Officer of the Bank since February 2021; formerly Executive Vice President, Senior Operations Officer since January 2015; and Executive Vice President and Director of Alternative Delivery Channels of the Bank since January 2013 and Vice President and Cash Management Coordinator of the Bank since February 2006 after joining the Bank in 1999. Shelley is a graduate of PBA School of Banking and PBA Advanced School of Banking.

Harold F. Hoose, III

Age: 54

Executive Vice President and Chief Revenue Officer of the Bank since February 2021; formerly Executive Vice President and Director of Lending of the Bank since March of 2005. Prior to becoming the Director of Lending, Mr. Hoose was a regional commercial relationship manager for C&N since August of 1997. Prior to that, Mr. Hoose began his banking career in 1990 as a management trainee with Commonwealth Bank (Williamsport PA) and moved to the credit/lending area of the bank in April 1993. Mr. Hoose received his Bachelor of Science degree from Mansfield University and completed the Graduate School of Banking at the University of Colorado.

Mark A. Hughes

Age: 60

Mr. Hughes serves as Treasurer of the Corporation and Executive Vice President and Chief Financial Officer of the Bank. Mr. Hughes served as Interim President and Chief Executive Officer of the Corporation and Bank from August 12, 2014 through March 1, 2015. Effective March 2, 2015, Mr. Hughes resigned from the positions of Interim President and Chief Executive Officer of the Corporation and Bank and was appointed to the positions he had formerly held as Treasurer of the Corporation since November 2000 and Executive Vice President and Chief Financial Officer of the Bank since August 2000. Mr. Hughes is a CPA licensed in Pennsylvania. Mr. Hughes received a Bachelor of Arts degree in Accounting from Lycoming College.

John M. Reber

Age: 54

Executive Vice President and Chief Risk Management Officer of the Bank since February 2021; formerly Executive Vice President and Director of Risk Management of the Bank since January 2011; formerly Vice President and Director of Risk Management of the Bank since June 2004. Prior to joining C&N, Mr. Reber held various staff and management positions in credit, lending and risk management with SunBank, headquartered in Lewisburg, Pennsylvania. Mr. Reber received a Bachelor of Science degree in Finance from Bloomsburg University of Pennsylvania.

Thomas L. Rudy, Jr.

Age: 57

Executive Vice President, Chief Delivery Officer and Region President of the Bank since February 2021; formerly Executive Vice President and Director of Branch Delivery of the Bank since February 2004; President of C&N Financial Services Corporation since January 2000; President of Bucktail Life Insurance Company since May 2018. Mr. Rudy received a Bachelor of Science degree in Finance from The Pennsylvania State University and is a graduate of the ABA Graduate School of Banking at the Wharton School, University of Pennsylvania.

Blair T. Rush

Age: 59

Executive Vice President and Southeast Region President of the Bank since February 2021; formerly Southeast Region President of the Bank since July 2020 with the acquisition of Covenant Bank. Prior to his employment with C&N, Mr. Rush most recently served as President & Chief Operating Officer of Covenant Bank since April 2016. Prior to this time, he was the Eastern Region President with National Penn Bank. He joined National Penn through their acquisition of FirstService Bank in February 2003, where he was an Executive Vice President and was one of four original officers of the de novo FirstService Bank. Prior to FirstService Bank, Blair was a Vice President with CoreStates and Bucks County Bank where he started his forty-year banking career. Blair is a graduate of Delaware Valley College with a B.S. in Business Administration and the Pennsylvania Bankers Association’s Central Atlantic Advanced School of Banking.

Janice E. Ward

Age: 56

Executive Vice President and Chief Wealth Management Officer of the Bank since June 2020. Prior to her employment with the Bank, she served as Senior Vice President, Wealth Advisor & Senior Fiduciary Officer for Berkshire Bank Wealth Management in Lenox, Massachusetts. Prior to Berkshire Bank, she spent over three years as Vice President and Trust Officer with Greenfield Savings Bank

Trust Department and, prior to that, served as Trust Officer for Legacy Portfolio Management in Pittsfield, MA. She received her Juris Doctor from Western New England University and her BSBA from Massachusetts College of Liberal Arts and earned her Certified Financial Planner designation in 2012. Janice has over 35 years of management and leadership experience and is a licensed attorney in both Massachusetts and New York.

Tracy E. Watkins

Age: 56

Ms. Watkins has served as Executive Vice President and Chief Human Resources Officer of the Bank since February 2021. Executive Vice President and Director of Human Resources of the Bank since January 2018; formerly Vice President and Director of Human Resources of the Bank since 2010, and HRIS (Human Resources Information System) & Employee Relations Manager since 2005 after joining Citizens & Northern Bank in 2003. Ms. Watkins holds a B.S. in English/Secondary Education from Juniata College, a Certificate from The Institute for Paralegal Training in Philadelphia, PA and is a Graduate of the PBA Advanced School of Banking and The Graduate School of Banking Human Resource Management School as well as being a Certified Employee Benefit Specialist (CEBS – RPA, GBA) and Senior Professional in Human Resources (SPHR).

HUMAN CAPITAL MANAGEMENT

Human Capital

The Corporation’s Board of Directors and executive leadership team have established the following mission, vision and values:

Mission: Creating value through lifelong relationships with our customers, teammates, shareholders and communities.

Vision: Every customer says “C&N is the ONLY bank I need.”

Values: Teamwork, Respect, Responsibility and Accountability, Excellence, Integrity, Client Focus, Have Fun.

We recognize that our ability to create value on a consistent basis is highly dependent upon the effectiveness of our team.

The Corporation’s key human capital management objectives are to attract and retain diverse talent that fits our values and culture. Our talent strategy focuses on acquiring new employees through branding and outreach programs, developing employees though a robust onboarding program, ongoing training, and performance management, and retaining employees through recognition, engagement, and a competitive total rewards package.

Diversity and Inclusion

At C&N Bank, we are committed to creating value through relationships. At the heart of this mission is a promise of excellence in service to all people, as demonstrated by our commitment to equity of opportunity, inclusion and our fostering of a spirit of belonging. We live our values of respect, integrity and excellence by creating access and providing support to help our diverse constituents of customers, teammates, shareholders and communities in achieving their financial goals. We embrace inclusion of all of our stakeholders as an important component of our vision to be the ONLY bank our customers need.

Compensation and Benefits

The Corporation offers competitive compensation to attract and retain talent. Our generous total rewards package includes market-competitive salary, bonuses or sales commissions, short-term and long-term equity incentives, healthcare and retirement benefits, and paid time off. Employees have regular performance reviews and merit salary adjustments commensurate with performance. Employees have access to a holistic suite of items within our employee assistance program that caters to physical, emotional, and mental wellbeing for the employee and their family. Additionally, when warranted, we provide discretionary bonuses – the most recent in 2020 in recognition of our employees’ special efforts during the COVID-19 pandemic.

Training and Development

The Corporation provides a robust training and development program that supports our culture, prepares employees for their immediate role, develops them for long term success at the bank and supports personal enrichment. We offer functional training, culture building exercises, personal development, C&N Bank history, C&N Bank integration and ongoing technical training throughout each year. Employees also have access to additional educational and development opportunities including tuition reimbursement and certification programs.

Communication and Engagement

At C&N, we believe in the importance of employee communication and engagement. We utilize several methods to foster engagement, including activities such as Employee Recognition programs, Service Anniversary Awards, Bank wide monthly calls, semi-

annual Bank wide events, annual employee surveys, focus groups, daily huddles, and the Giving Back, Giving Together community service program. We believe keeping our team well informed, connected, and appreciated adds to the success of our organization.

CORPORATE GOVERNANCE

Members of the Corporation’s Board of Directors are elected by the shareholders. In selecting nominees for the shareholders’ consideration, the Board attempts to identify individuals with appropriate business, financial, legal and other skills and knowledge that are essential to providing oversight of the Corporation’s affairs, and who demonstrate a passion for promoting and enhancing the Corporation’s financial performance and its service to the communities within our marketplace. In evaluating candidates, the Board considers diversity of gender, race, knowledge and educational and business background and experiences, taking into account the experience “mix” of current directors, as well as that of the candidates. The nominating process is described in more detail in the section titled “Governance and Nominating Committee” below.

Director Independence

During 2020 and through the date of this proxy statement, all directors and nominees are and were independent, except for J. Bradley Scovill, as determined in accordance with the independence standards of the NASDAQ Stock Market. In determining the directors’ independence, in addition to matters disclosed under “Related Person Transactions and Policies” on page 14 of this proxy statement, the Board of Directors considered each director’s beneficial ownership of Corporation common stock and loan transactions between the Bank and the directors, their family members and businesses with whom they are associated, as well as any contributions made by the Bank to non-profit organizations with whom such persons are associated. In each case, the Board determined that none of the transactions above impaired the independence of the director.

The Bank makes loans to Directors and Executive Officers in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risks of collectability.

Additional information concerning loans and deposits with Directors and Executive Officers is incorporated herein by reference to disclosure provided in Note 15 to the Consolidated Financial Statements, which is included in Part II, Item 8 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020.

Leadership Structure of the Board

Leo F. Lambert serves as Chairman of the Board of the Corporation and the Bank. The Board’s establishment of an independent chair reflects its desire to maintain separation between the Board’s role of providing oversight of corporate activities and protecting shareholder interests and the Chief Executive Officer’s role of managing the Corporation and Bank.

The Board attempts to ensure that thorough, open and honest discussions take place at all Board and committee meetings, and that all of the directors are sufficiently informed about each matter that arises so as to make informed decisions. Mr. Lambert presides over meetings of the Board and the Executive Committee, as well as executive sessions and meetings of the independent directors. Further, the Chairman is responsible for communicating the thoughts or concerns of the independent directors to the Chief Executive Officer.

Meetings and Committees of the Board of Directors

Board of Directors. During 2020, the Board of Directors of the Corporation met sixteen (16) times, the Board of Directors of the Bank met nineteen (19) times, and the independent directors met in executive session two (2) times and held meetings of the independent directors three (3) times. All of the incumbent directors attended at least 75% or more of the meetings of the Board of Directors of the Corporation and of the Board committees on which he or she served.

Although the Corporation does not have a formal policy with respect to director attendance at the Annual Meeting of Shareholders, each director is encouraged to attend the Annual Meeting.

Executive Committee of the Corporation. The Executive Committee has been inactive since 2019. If there should be a need to activate the Committee, it shall consist of the other Committee chairs, the Chief Executive Officer, and the Chairman of the Board. The Committee would act on behalf of and with full authority of the Board of Directors in matters that may arise between regular monthly meetings of the Board, which would require immediate Board level action and would provide advice and counsel to the Chief Executive Officer on various matters not necessarily requiring Board consideration.

Audit Committee. The primary function of the Audit Committee is to review the internal audit program as performed by the internal auditors; recommend to the Board of Directors the engagement of the independent registered public accounting firm for the year; review the examinations and reports from those persons; and review the annual financial statements of the Corporation. In 2020, the members of the Audit Committee of the Corporation included: Stephen M. Dorwart, Clark S. Frame, Susan E. Hartley, Leo F. Lambert, Terry L. Lehman, and Aaron K. Singer. Director Dorwart has served on the Committee since July 2020. Terry L. Lehman currently serves as Chair of the Committee. The Audit Committee held six (6) meetings in 2020. All of the members of the Audit Committee are and were independent under the independence standards of the NASDAQ Stock Market.

Director Lehman meets the definition of “audit committee financial expert” as defined in the rules adopted by the SEC. The Board of Directors has determined that each of the members of the Audit Committee has sufficient knowledge and experience in financial matters to effectively perform his or her duties as a member of the Audit Committee.

The Board of Directors of the Corporation has adopted a written charter for the Audit Committee, a copy of which is available on our website at www.cnbankpa.com by hovering on “ABOUT,” then clicking on “Corporate Governance Policies” under the Investor Relations heading, then “Audit Committee Charter of C&N Corp.”  The policies and procedures for pre-approval of engagements for non-audit services are included in the Charter.

Compensation Committee of the Corporation. The purpose of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to compensation of the executive officers, provide oversight of the Bank’s compensation, benefit, perquisite and employee equity incentive programs, and monitor and oversee the management succession plan and leadership development processes. The Committee is also responsible for establishing and maintaining the CEO Succession Plan. In 2020, the members of the Compensation Committee included: Bobbi J. Kilmer, Leo F. Lambert, Terry Lehman, Frank G. Pellegrino, and Leonard Simpson. Director Lehman has served on the Committee since April 2020. Bobbi J. Kilmer currently serves as Chair of the Committee. The Compensation Committee held eight (8) meetings in 2020. All of the members of the Compensation Committee are and were independent under the independence standards of the NASDAQ Stock Market.

The Board of Directors of the Corporation has adopted a written charter for the Compensation Committee, which is available on our website at www.cnbankpa.com by hovering on “ABOUT,” then clicking on “Corporate Governance Policies” under the Investor Relations heading, then “Compensation Committee Charter of C&N Corp.”

Governance and Nominating Committee. The main purpose of the Governance and Nominating Committee is to establish criteria for Board member selection and retention; identify individuals qualified to become Board members; and recommend to the Board the individuals to be nominated and re-nominated for election as directors. Further, the Committee recommends members and chairs of various committees of the Corporation and the Bank to the Board of Directors. The Committee is also responsible for establishing and maintaining succession plans for the positions of Board Chair and Committee Chairs and reviewing and reporting to the Board periodically on matters of corporate governance. In 2020, the members of the Governance and Nominating Committee included: Dennis F. Beardslee, Susan E. Hartley, Bobbi J. Kilmer, Leonard Simpson, and Aaron K. Singer. Director Beardslee served on the Committee from January through mid-April 2020. Director Singer has served on the Committee since April 2020. Susan E. Hartley currently serves as Chair of the Committee. During 2020, the Governance and Nominating Committee held seven (7) meetings. All members of the Governance and Nominating Committee are and were independent under the independence standards of the NASDAQ Stock Market.

The Board of Directors of the Corporation has adopted a written charter for the Governance and Nominating Committee, which is available on our website at www.cnbankpa.com by hovering on “ABOUT,” then clicking on “Corporate Governance Policies” under the Investor Relations heading, then “Governance and Nominating Charter”.

Qualifications considered by the Governance and Nominating Committee in assessing director candidates include, but are not limited to, the following:

●	An understanding of the business and financial affairs and the complexities of a business organization. A career in business is not essential, but the candidate should have a proven record of competence and accomplishments and should be willing to commit the time and energy necessary to fulfill the role as an effective director;
●	A genuine interest in representing all of the Corporation’s stakeholders, including the long-term interests of the shareholders;
●	A willingness to support the values, mission and vision of the Corporation;
●	An open-mindedness and resolve to independently analyze issues presented for consideration;
●	A reputation for honesty and integrity;
●	A candidate’s diversity of experience, gender, race, knowledge and perspective;
●	A high level of financial literacy (i.e., the ability to read financial statements and financial ratios, and a working knowledge and familiarity with basic finance and accounting practices);
●	A mature confidence and ability to approach others with self-assurance, responsibly and supportively. Candidates should value Board and team performance over individual performance and should be able to raise tough questions in a manner that encourages open discussions. Additionally, a candidate should be inquisitive and curious and feel a duty to ask questions of management;
●	The ability, capacity, and willingness to serve as a conduit of business referrals to the organization;

●	Independence in accordance with the independence standards of the NASDAQ Stock Market; and
●	Experience with a business of size similar or larger than the Corporation.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Governance and Nominating Committee may also consider such other factors as it may deem are in the best interests of the Corporation and its shareholders, and such factors may change from time to time. The Governance and Nominating Committee does, however, require that a majority of the directors be independent under the independence standards of the NASDAQ Stock Market and expects directors to meet the minimum stock ownership expectations described in the “Stock Ownership Guidelines” section.

The Committee identifies nominees by first evaluating the current directors who are willing to continue in service. If any member of the Board does not wish to continue service or the Board determines not to re-nominate a current director for re-election, the Governance and Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Committee evaluates each individual candidate in the context of the Board as a whole, with the objective of recommending a group containing a broad array of diverse experience.

The Board does not have a formal written policy for considering director candidates recommended by shareholders due to the infrequency of nominations, but its long-standing informal policy is to give due consideration to any and all candidates. The evaluation procedure for candidates recommended by the shareholders would be the same as is done for those recommended by the Board of Directors and management. The Committee recommends a director nominee to the Board, and the Board makes the final determination as to the nominees who will stand for election.

Current members of the Board of Directors are polled for suggestions as to prospective director candidates meeting the Governance and Nominating Committee’s criteria. The Committee has the prerogative to employ and pay third party search firms, but to date has not done so.

The Board of Directors has established a director resignation policy. Pursuant to the policy, any director nominee who, in an uncontested election of directors, fails to receive more votes in favor of such nominee’s election than withheld shall tender to the Board of Directors his or her resignation. The Corporate Governance and Nominating Committee shall then make a recommendation to the Board with respect to the tendered resignation, taking into account any factors the Committee deems relevant. The Board shall then act on the tendered resignation, no later than 120 days following the certification of the results of the applicable annual meeting. If the resignation is not accepted, the director shall continue to serve until the expiration of his or her term and until his or her successor is elected and qualified, or until his or her earlier resignation or removal.

Our Board believes the director resignation policy provides the shareholders with an enhanced role in the director election process, while preserving flexibility for the Board to consider the reasons behind the vote in the course of discharging its fiduciary obligations to the shareholders.

Article Tenth of the Corporation’s Articles of Incorporation requires that shareholders give advance notice of any nominations for election to the Board of Directors. The required notice, which must include the information set forth in the Articles of Incorporation, must be made in writing and must be delivered or mailed to the President of the Corporation not less than 14 days nor more than 50 days prior to the Annual Meeting. If notice is not received by the Corporation within this timeframe, the Corporation will consider such notice untimely.

Asset Liability Committee of the Corporation. The purpose of the Asset Liability Committee is to stabilize and improve profitability by balancing the relationship between risk and return over an extended period of time, as well as to function as an investment committee. In 2020, the members of the Asset Liability Committee included: Clark S. Frame, Susan E. Hartley, Terry L. Lehman, Timothy E. Schoener, J. Bradley Scovill, and Aaron K. Singer. J. Bradley Scovill currently serves as Chair of the Committee. The Asset Liability Committee met seven (7) times during 2020.

Merger & Acquisition (M&A) Committee of the Corporation. The purpose of the M&A Committee is to assist in the review of merger and acquisition opportunities. In 2020, the members of the Merger & Acquisition Committee included: Leo F. Lambert, Terry L. Lehman, Frank G. Pellegrino, J. Bradley Scovill, and Leonard Simpson. Leo F. Lambert currently serves as Chair of the Committee. The M&A Committee met three (3) times during 2020.

Executive Committee of the Bank. The Executive Committee has been inactive since 2019. If there should be a need to activate the Committee, it shall consist of the other Committee chairs, the Chief Executive Officer, and the Chairman of the Board. The Committee may act on behalf of and with full authority of the Board of Directors in matters that arise between regular monthly meetings of the Board, which would require immediate Board level action and would provide advice and counsel to the Chief Executive Officer on various matters not necessarily requiring Board consideration.

Information Technology Committee of the Bank. The purposes of the Information Technology (“IT”) Committee are to oversee significant strategies, innovation, projects and technology architecture decisions; monitor IT programs to ensure they support business objectives and strategies; confer with the Bank’s senior IT and Risk Management teams; and inform the Board of Directors on

IT Risk Management-related matters. In 2020, members of the Information Technology Committee were: Terry L. Lehman, Robert G. Loughery, Frank G. Pellegrino, Timothy E. Schoener, and Aaron K. Singer. Director Loughery has served on the Committee since July 2020. Aaron K. Singer currently serves as Chair of the Committee. During 2020, the Information Technology Committee held four (4) meetings.

Trust Investment Committee of the Bank. The Trust Investment Committee of the Bank determines the policy and investments of the Trust Department and the acceptance and relinquishment of all fiduciary relationships. In 2020, members of the Trust Investment Committee included: Dennis F. Beardslee, Stephen M. Dorwart, Clark S. Frame, Bobbi J. Kilmer, Frank G. Pellegrino, and Leonard Simpson. Director Beardslee served on the Committee from January through mid-April 2020. Director Dorwart has served on the Committee since July 2020. Leonard Simpson currently serves as Chair of the Committee. During 2020, the Trust Investment Committee held four (4) meetings.

Finance and Loan Committee of the Bank. The primary purpose of the Finance and Loan Committee is to review larger watch list loans, review loan portfolio statistics and trends, and review proposed changes to the loan policy and make recommendations to the Board of Directors, and evaluate and act on loan requests that exceed management’s lending authority. In 2020, members of the Finance and Loan Committee included: Dennis F. Beardslee, Clark S. Frame, Leo F. Lambert, Robert G. Loughery, Frank G. Pellegrino, Timothy E. Schoener, J. Bradley Scovill, and Leonard Simpson. Director Beardslee served on the Committee from January through mid-April 2020. Director Loughery has served on the Committee since July 2020. J. Bradley Scovill currently serves as Chair of the Committee. During 2020, the Finance and Loan Committee held ten (10) meetings.

Shareholder Communications

If you wish to communicate with the Board, you may send correspondence to Kimberly N. Battin, Corporate Secretary, Citizens & Northern Corporation, 90-92 Main Street, Wellsboro, PA 16901. The Corporate Secretary will submit your correspondence to the Board or the appropriate committee, as applicable. You may also communicate directly with the Chairman by writing to the Chairman, Citizens & Northern Corporation, 90-92 Main Street, Wellsboro, PA 16901.

Related Person Transactions and Policies

Certain directors and officers of the Corporation and Bank and their affiliates (including corporations of which such persons are officers or greater than 10% beneficial owners) were customers of, and had transactions with, the Corporation and Bank in the ordinary course of business during the year ended December 31, 2020. Similar transactions may be expected to take place in the future. Such transactions included the purchase of certificates of deposit and extensions of credit in the ordinary course of business on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with third parties and did not involve more than the normal risks of collectability or present other unfavorable features. The Corporation expects that any other transactions with directors and officers and their affiliates in the future will be conducted on the same basis.

The Corporation and the Bank are subject to Federal Reserve Regulation O, which governs loans to certain insiders, including executive officers, directors or 10% controlling shareholders of a bank or holding company, or an entity controlled by an executive officer, director or controlling shareholder (an “Insider”). As required by Regulation O, the Bank’s Loan Policy prohibits loans to an Insider unless the loan (i) is made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Insider; and (ii) does not involve more than the normal risk of repayment or present other unfavorable features.

The Corporation is required to disclose transactions with certain “Related Persons” (as defined by SEC regulations) where the annual amount involved exceeds the lesser of $120,000 or 1% of the Corporation’s total assets at year-end for the last two years. In 2020, the Corporation did not have any related person transactions requiring disclosure.

Stock Ownership Guidelines

The Board of Directors has adopted formal guidelines setting forth a minimum amount of Corporation common stock that all directors and executive officers are expected to own. Pursuant to these guidelines, each incumbent independent director shall be the beneficial owner of at least $200,000 in aggregate fair market value of Corporation common stock. Each independent director who was an incumbent as of April 17, 2012 had five years from the date of initial adoption of this policy, or until April 17, 2017, to satisfy this minimum stock ownership objective and shall maintain such minimum stock ownership throughout his or her term as a director. Each independent director who is newly elected or appointed after April 17, 2012 shall have five (5) years from the date of initial election or appointment to establish beneficial ownership of at least $100,000 in aggregate fair market value of the Corporation’s common stock and ten (10) years from the date of initial election or appointment to establish beneficial ownership of at least $200,000 in aggregate fair market value of the Corporation’s common stock. Each independent director who is newly elected or appointed after April 17, 2012 shall maintain such minimum stock ownership throughout his or her term as a director. Notwithstanding the foregoing stock ownership requirements, the Board of Directors, in the exercise of its reasonable discretion, may approve exceptions to the stock ownership requirements, on a case by case basis, to account for unusual volatility in the trading price of the common stock on or about the annual valuation date of the stock on June 30 of each year. The Chief Executive Officer is required to own common stock having a minimum value equal to 75% of his/her salary and target bonus and all other Executive Vice Presidents are required to own common stock having a minimum value equal to 50% of their salary and target bonus. Each executive officer had five (5) years beginning June 30, 2012 or following his or her date of appointment to comply with the minimum ownership requirement. Currently, all directors and named executive officers meet the minimum requirements.

INFORMATION CONCERNING SECURITY OWNERSHIP

Beneficial ownership of shares of the Corporation’s common stock is determined in accordance with SEC Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, in which the person has or shares:

●	Voting power, which includes power to vote or to direct the voting of the stock;
●	Investment power, which includes the power to dispose or direct the disposition of the stock; or
●	The right to acquire beneficial ownership within 60 days after February 1, 2021.

Beneficial Ownership of Principal Holders

The following table shows, to the best of the Corporation’s knowledge, those persons or entities, who owned of record or beneficially, on December 31, 2020, more than 5% of the Corporation’s outstanding common stock.

Name & Address	Amount & Nature of
of Beneficial Owner	Beneficial Ownership		Percent of Class
BlackRock, Inc.	1,026,241	(1)	6.5%
55 East 52nd Street
New York, NY 10055

(1)	Based on an Amendment No. 10 to Schedule 13G filed with the Securities and Exchange Commission on January 29, 2021, which reported beneficial ownership as of December 31, 2020 by BlackRock, Inc.

Beneficial Ownership of Executive Officers and Directors

The following table sets forth, as of February 1, 2021, and from information supplied by the respective persons, the amount and the percentage, if over 1%, of the common stock of the Corporation beneficially owned by each director, each nominee for director, each of the named executive officers and all executive officers and directors of the Corporation as a group.

	Amount and Nature of
Name of Individual or Identity of Group	Beneficial Ownership (1)		Percent of Class
Stephen M. Dorwart	14,525	(2)	*
Clark S. Frame	109,394	(3)	*
Susan E. Hartley	18,534	(2)	*
Bobbi J. Kilmer	7,755	(2)	*
Leo F. Lambert	34,437	(2)	*
Terry L. Lehman	16,066	(2)	*
Robert G. Loughery	2,678	(2)	*
Frank G. Pellegrino	22,012	(2)	*
Timothy E. Schoener	2,899	(2)	*
Leonard Simpson	39,852	(4)	*
Aaron K. Singer	8,345	(2)	*
J. Bradley Scovill	79,128	(5)	*
Mark A. Hughes	69,438	(6)	*
Harold F. Hoose, III	51,711	(7)	*
Directors and Executive Officers as a Group (21 Persons)	616,094		3.86%

*	Indicates beneficial ownership of less than 1%.
(1)	Pursuant to the regulations of the SEC, the number of shares of common stock deemed outstanding includes shares issuable pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of February 1, 2021 with an exercise price of less than $19.41, which is the closing price on February 1, 2021 (“presently exercisable stock options”). Unless otherwise indicated, each individual holds sole voting and investment authority with respect to the shares listed.
(2)	Includes 999 shares of restricted stock.
(3)	Includes 999 shares of restricted stock, and 24,794 shares of common stock for which Mr. Frame, as a co-trustee, has voting and investment power over securities in the trusts.

(4)	Includes 2,310 shares issuable pursuant to presently exercisable stock options and 999 shares of restricted stock. Of the stated amount, 25,205 shares are pledged as security.
(5)	Includes 20,877 shares of restricted stock.
(6)	Includes 2,000 shares issuable pursuant to presently exercisable stock options and 8,663 shares of restricted stock.
(7)	Includes 11,077 shares issuable pursuant to presently exercisable stock options and 8,990 shares of restricted stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Corporation’s directors, executive officers and persons who beneficially own more than ten percent of the Corporation’s issued and outstanding common stock to file initial reports of ownership and reports of changes in beneficial ownership with the SEC. Such persons are also required to furnish the Corporation with copies of all such reports they file.

Based solely upon a review of the reports filed pursuant to Section 16 of the Exchange Act, the Corporation believes that its directors and executive officers timely filed all reports required under Section 16 except for Director Simpson who made one late filing of purchases due to administrative oversight.

COMPENSATION DISCUSSION & ANALYSIS

The Compensation Discussion and Analysis (CD&A) section of our Proxy Statement provides our shareholders with an explanation of our Named Executive Officer (NEO) compensation philosophy, programs, policies and decisions, all within the context of our business environment and performance. Our goal is to present a clear and concise overview of our executive compensation practices and describe key changes from last year.

The Corporation’s executive compensation program is designed to provide participating executives with an industry-competitive level of total compensation when their collective and individual performances meet or exceed the goals approved by the Board of Directors. We believe that the compensation program for executives should directly support the achievement of specific annual, long-term and strategic goals of the business, and, thereby, align the interests of executives with the interests of our shareholders. Accordingly, the program includes short and long-term incentive opportunities, but only when performance targets are met on a consistent basis and subject to appropriate controls to ensure management is not incented to take excessive risk.

2020 Performance Highlights

Highlights for 2020 included the following:

●	On July 1, 2020, the Corporation completed its acquisition of Covenant Financial, Inc. (“Covenant”). Total purchase consideration was $63.3 million, including shares of the Corporation’s common stock issued with a value of $41.6 million and cash of $21.7 million. Holders of Covenant common stock prior to the consummation of the merger held approximately 12.9% of the Corporation’s common stock outstanding immediately following the merger. Covenant was the parent company of Covenant Bank, a commercial bank which operated a community bank office in Bucks County, Pennsylvania and another in Chester County, Pennsylvania. In 2020, with the acquisition of Covenant, the Bank expanded its presence in Southeastern Pennsylvania. Merger-related expenses associated with the Covenant transaction totaled $7.7 million for the year ended December 31, 2020, including severance and similar expenses as well as expenses related to conversion of Covenant’s core customer system data into the Corporation’s core system and legal and other professional expenses.
●	The Covenant acquisition follows the acquisition of Monument Bancorp, Inc. (“Monument”) in 2019, as well as the opening of a lending office in York, Pennsylvania which is located in southcentral Pennsylvania. Mainly as a result of the acquisitions, the Corporation’s consolidated total assets at December 31, 2020 of $2.2 billion were up 73% from the corresponding total at December 31, 2018. Similarly, gross loans of $1.6 billion at December 31, 2020 were up 99% from December 31, 2018 and total deposits of $1.8 billion were up 76% from December 31, 2018.
●	As a result of the Covenant transaction and other factors, total assets were $585.0 million (35.4%) higher at December 31, 2020 as compared to December 31, 2019. At December 31, 2020, net loans outstanding were up $460.4 million (39.3%), and total deposits and repo sweep accounts were up $567.8 million (45.3%), from the comparative totals at December 31, 2019.
●	Net income per diluted share was $1.30 for the year ended December 31, 2020 as compared to $1.46 in 2019. Earnings for the year ended December 31, 2020 were significantly impacted by the Covenant acquisition, including the effects of merger-related expenses described above. Earnings for the year ended December 31, 2020 included a pre-tax loss of $1.6 million on prepayment of long-term borrowings (Federal Home Loan Bank of Pittsburgh advances) with outstanding balances totaling $48.0 million. The borrowings included several advances maturing in 2022 through 2024 with a weighted-average interest rate of 1.77% and a weighted-average duration of 2.3 years. Management estimated the use of excess cash to prepay borrowings would generate an improvement in the net interest margin of approximately 0.11% in 2021 over previous internal projections, and that the loss would be recovered through higher future earnings in approximately two years. Excluding the impact of merger-related expenses, loss on prepayment of borrowings and net securities gains, adjusted (non-U.S. GAAP) earnings for 2020 would be $26,514,000 or $1.79 per share as compared to similarly adjusted (non-GAAP) earnings of $22,756,000 or $1.70 per share for 2019.
●	The return on average assets (ROAA) for the twelve months ended September 30, 2020 was 1.01%, and the return on average equity (ROAE) was 7.39%. Excluding from earnings the after-tax impact of merger-related expenses, amortization of core deposit intangibles, net gains on securities as described above, and net gain on marketable equity security, the adjusted annual ROAA for the twelve months ended September 30, 2020 was 1.32% and the similarly adjusted ROAE was 9.71%. As described in more detail below, ROAE is a significant variable considered in determining cash awards to NEOs under the Annual Incentive Award Plan. The corporate performance-based portion of each Executive’s award was calculated based upon achievement of annual ROAE in comparison to a defined comparator group’s performance. For 2020, the Corporation’s ROAE, as adjusted to exclude merger-related expenses, net gains from securities and other items, was compared to the ROAE of a comparator group for the twelve months ended September 30, 2020. The 2020 corporate performance-based payout was 134% of target for each Executive, up from 92% of target for 2019.
●	The Bank is subject to various regulatory capital requirements. At December 31, 2020, the Bank maintains regulatory capital ratios that exceed all capital adequacy requirements. We expect the Bank to remain well-capitalized for the foreseeable future.

The following table provides a reconciliation of the Corporation’s 2020 and 2019 earnings results under U.S. generally accepted accounting principles (U.S. GAAP) to comparative non-U.S. GAAP results excluding merger-related expenses, loss on prepayment of borrowings and net realized gains on securities. We believe disclosure of 2020 and 2019 earnings results, adjusted to exclude the impact of these items, provides useful information to investors for comparative purposes.

RECONCILIATION OF NET INCOME AND

DILUTED EARNINGS PER SHARE TO

NON-U.S. GAAP MEASURE

(Dollars In Thousands, Except Per Share Data)

	Year Ended Dec. 31, 2020				Year Ended Dec. 31, 2019
	Income			Diluted	Income			Diluted
	Before			Earnings	Before			Earnings
	Income	Income		per	Income	Income		per
	Tax	Tax	Net	Common	Tax	Tax	Net	Common
	Provision	Provision	Income	Share	Provision	Provision	Income	Share
Earnings Under U.S. GAAP	$23,212	$3,990	$19,222	$1.30	$23,409	$3,905	$19,504	$1.46
Add: Merger-Related Expenses (1)	7,708	1,574	6,134		4,099	829	3,270
Add: Loss on Prepayment of Borrowings (1)	1,636	344	1,292		0	0	0
Net Gains on Available-for-Sale Debt Securities (1)	(169)	(35)	(134)		(23)	(5)	(18)
Adjusted Earnings (Non-U.S. GAAP)	$32,387	$5,873	$26,514	$1.79	$27,485	$4,729	$22,756	$1.70

(1)	Income tax has been allocated based on a marginal income tax rate of 21%. The effect on the income tax provision of merger-related expense is adjusted for the estimated nondeductible portion of the expense.

2020 Key Compensation Decisions and Actions

The following is a summary of key actions taken by the Compensation Committee on executive compensation for 2020:

●	Base Salaries: The 2020 base salary for each NEO increased between 5.3% and 10.1% over the 2019 amount.
●	2020 Short-Term Incentive Awards: Payouts to NEOs for 2020 performance ranged from 34% to 44% of base salary, above target levels ranging from 30% to 35% of base salary. These awards reflected measurements of achievement of unit/functional performance and individual goals as well as corporate awards equal to 134% of target based on ROAE in comparison to the comparator group’s 12 months ended September 30, 2020 ROAE.
●	2020 Long-Term Incentive Awards: Equity awards to NEOs in 2020 had grant date fair values of 45%, 30% and 38% of base salary for Messrs. Scovill, Hughes and Hoose, respectively. The awards included a mix based on 50% time-based restricted stock awards (“RSA”) and 50% performance-based restricted stock awards (“PRSA”). The time-based RSAs and PRSAs vest over three years, with one-third vesting on each anniversary date of the award. For PRSAs, awards only vest to the extent performance has been met for the prior year.

●	2020 Performance Outcome: Based on 2020 performance compared to performance of the approved comparator group for the 12 months ended September 30, 2020, 100% of the potential shares were vested for the PRSA performance cycle including those granted in 2017, 2018, and 2019.

Overview of the Executive Compensation Program

The Corporation’s executive compensation program includes fixed and variable compensation and benefit components, typical of programs among comparable community banking and financial services companies in our local and regional marketplace. The program is designed to provide participating executives with an industry-competitive level of total compensation when their collective and individual performances meet or exceed the goals approved by the Board of Directors.

Compensation Philosophy and Program Objectives

We believe that the compensation program for executives should directly support the achievement of specific annual, long-term and strategic goals of the business, and, thereby, align the interests of executives with the interests of our shareholders.

We believe the current program provides sufficient levels of fixed pay elements, in the forms of base salary and health and welfare benefits, to attract high caliber executive talent to the organization. It also provides annual and long-term incentive opportunities to encourage specific performance and to reward the successful efforts of executives. The incentive opportunities are structured to produce a performance-leveraged program format in which executives may derive a significant portion of their total compensation, depending on their role in the organization, from short and long-term incentive opportunities, but only when performance targets are met on a consistent basis and subject to appropriate controls to ensure management is not incented to take excessive risk.

We believe that the features and composition of the current program provide a total compensation package for executive officers that is competitive in our marketplace but weighted toward variable pay based on corporate and individual performance, and which contributes to the creation of shareholder value.

2020 Program Components

The following is a discussion of the primary purpose of each element within our executive compensation program.

1.	Base Salary. Base salaries are set to recognize the executive’s experience, responsibilities associated with the position and expectations with respect to the individual’s contributions to the Corporation. In setting or adjusting base salary levels for our NEOs, the Corporation considers the following factors: the executive’s position, individual performance, contribution to the Corporation, market salaries for similar positions, experience in the position, industry merit increase budgets, and the Corporation’s overall financial performance. Base salaries for the NEOs are reviewed and approved annually by the Compensation Committee no later than the first quarter of the fiscal year so the Compensation Committee can take into account results from the prior fiscal year-end performance.
2.	Short-Term (Annual) Incentives. The Corporation’s Annual Incentive Award Plan provides participating executives with opportunities to earn additional cash compensation in a given year when corporate and business unit operating results and individual performance contributions meet or exceed established thresholds of acceptable achievement. For 2020, corporate performance was measured based on the Corporation’s ROAE, adjusted to exclude extraordinary occurrences (including significant amounts of merger-related expenses, loss on prepayment of borrowings, securities gains and losses and other items) as compared to ROAE goals based on the comparator group’s ROAE for the 12 months ended September 30, 2020. Business unit goals vary based on the nature of the unit, but, where applicable, include such items as loan and deposit growth, levels of nonperforming assets, net interest income, noninterest income and the efficiency ratio. Each participant’s individual performance contribution is evaluated by his or her supervisor, with the Chief Executive Officer’s individual performance contribution evaluated by the Board of Directors. The Committee, in its discretion, may adjust or eliminate award payments under the Incentive Award Plan. All awards under the Incentive Award Plan are paid in cash as soon as it is practical after the end of a plan year.
3.	Long-term Incentives (“LTI”). The Corporation’s 1995 Stock Incentive Plan provides participating executives with the ability to receive equity awards (as determined by the Committee, as administrator of the plan), and is intended to focus the recipient’s efforts on the strategic direction and goals of the business, incent ownership in the Corporation and promote a vested interest in the Corporation’s long-term success. Awards may take the form of incentive stock options, nonqualified options, stock appreciation rights or restricted stock. The Committee reviews and recommends approval of awards to executives based upon its assessment of individual performance, a review of the executive’s existing long-term incentives, and retention considerations. To date, all awards granted under the plan have been incentive stock options or restricted stock. A total of 850,000 shares of common stock may be issued under the plan. As of December 31, 2020, a balance of 166,603 shares remain available for issuance.

In 2020, the Corporation made LTI grants to its NEOs in the form of 50% RSAs and 50% PRSAs. RSAs granted to the Corporation’s and the Bank’s executive officers in 2020 vest equally over a three-year period. On each anniversary date of the 2020 RSAs, one-third of the total shares will be distributed based on the recipient’s satisfactory performance of his or her job.

The Corporation’s PRSAs are structured in a way where performance is assessed at the end of each year within the three-year performance period. On each anniversary date, up to one-third of the total PRSA shares will be distributed based on the recipient’s satisfactory performance of his or her job and the Corporation’s attainment of an earnings-based performance standard. For the 2020 LTI awards, 50% of the PRSAs are evaluated based on ROAE performance while 50% are evaluated based on ROAA performance. Like the Annual Incentive Plan, 2020 ROAE and ROAA performance are assessed by comparison of the Corporation’s level of performance to goals based on the comparator group’s performance for the 12 months ended September 30, 2020. The target for ROAE is based on the 50th percentile rank, while the target for ROAA is based on the 80th percentile rank as compared to the comparator group’s 12 months ended September 30, 2020 results. All restricted shares not distributed due to the recipient’s unsatisfactory performance of his or her job or due to the Corporation failing to achieve the minimum ROAE or ROAA threshold shall be forfeited by the executive and revert back to the Corporation as of the anniversary date on which such determinations are made.

Stock options were not granted to executives in 2020.

4.	Ownership Guidelines. In order to better align the interests of the NEOs with those of our shareholders, the Corporation requires that they own a number of shares of the Corporation’s common stock with fair market value equal to a percentage of his/her salary and target bonus. At this time, the CEO is required to own a minimum amount of stock equal to 75% of his/her salary and target bonus while all other Executive Vice Presidents are required to own 50% of their salary and target bonus. Each executive officer has five (5) years beginning the later of June 30, 2012 or his/her date of appointment to comply with the minimum ownership requirements. Currently, all NEOs meet the minimum requirements.
5.	Health and Welfare Benefits. Executives participate in the Corporation’s qualified health and welfare benefits programs on the same terms and conditions as other employees of the Corporation.
6.	Nonqualified Benefits and Perquisites. Nonqualified benefits and perquisites that may be offered by the Corporation include participation in a supplemental retirement income plan (“SERP”), as well as, in many instances, use of a company-provided automobile. In a few instances, the Corporation pays a portion of an executive’s membership dues for a golf or social club, when such membership can facilitate the conduct of business with clients.

SERP - The SERP is intended to replace some of the benefits lost by executives under federally mandated restrictions on retirement income benefits to highly compensated employees under qualified retirement income plans like pensions and 401(k) plans. The Corporation’s SERP provides a retirement benefit to participants who retire after attaining age 55, with 5 years of Participation in the Plan. Participants vest earlier than age 55 in the event of disability, death or in the event of a change in control of the Corporation. Annual contributions to the SERP are at the discretion of the Board of Directors, and the Board may terminate the SERP at any time.

Historically, the Corporation’s annual contribution has been based on a formula designed to provide an annual benefit equal to 20% of the individual’s highest five-year average compensation and assumes retirement at age 65. In determining the annual contribution amounts, the Corporation assumes interest rates of 8% for preretirement and 6% for postretirement and utilizes a standard mortality table.

The annual contribution is deposited into each participant’s account held in a trust account at the Bank. While the Bank’s Trust and Financial Management Group manages the trust assets, each participant may direct the investment of the funds credited to their account. All assets in the trust are subject to the claims of the Bank’s creditors in the event of insolvency. The actual amount available to be distributed to a participant at separation of service depends upon the return on the investment of the funds held in the account over time. The actual investment returns do not impact the Corporation’s determination of the annual contribution. Investment returns are allocated to participant accounts daily based on units held of each investment. Upon vesting, amounts credited to a participant’s account are payable, at the election of the participant, in monthly or annual installments.

Deferred Compensation Plan - The Corporation has a nonqualified Deferred Compensation Plan that allows selected officers the option to defer receipt of up to 100% of base salary plus any non-equity incentive plan compensation. The Compensation Committee of the Board of Directors determines employees eligible to participate (“Participants”). The Deferred Compensation Plan does not provide for Corporation contributions.

Participants are given an annual opportunity to elect, by entering into a Participation Agreement with the Corporation, to defer the receipt of eligible compensation by a dollar amount or percentage specified in the Participation Agreement. Participant contributions are deposited into each Participant’s account held in a trust account at the Bank. While the Bank’s Trust and Financial Management Group manages the trust assets, each Participant may direct the investment of the funds credited to their account. All assets in the trust are subject to the claims of the Bank’s creditors in the event of insolvency. The Board of Directors may amend or terminate the Plan at any time; provided, however, that no such amendment or termination shall reduce the balance in any Participant’s account nor affect the terms of the Plan relating to the payment of any account.

Participants are fully vested in their accounts at all times. Upon separation from service, amounts credited to a participant’s account are payable, at the election of the participant, in monthly or annual installments.

7.	Employment, Change in Control and Severance Agreements. The Corporation has entered into Employment Agreements with Mr. Scovill, Mr. Hughes and Mr. Hoose. The Employment Agreements are described in more detail on pages 26-28.

None of the named executive officers has a commitment from the Corporation for a tax gross-up payment in the event that their severance benefits exceed the deduction limitations under Internal Revenue Code Section 4999.

How We Make Decisions Regarding Named Executive Officer Compensation

The Compensation Committee, with the support of its independent compensation consultant and management, determines executive compensation programs, practices, and levels for full Board consideration and approval. Specific responsibilities are assigned in accordance with governance best practices. In making its determinations, the Compensation Committee and its partners consider data and analyses regarding a peer group and other internal studies. Below is an explanation of the key roles and responsibilities of each group, as well as how market data is integrated into the process.

Role of the Compensation Committee. The Compensation Committee (“the Committee”) of the Board of Directors has primary responsibility for the design and administration of the executive compensation program. It reviews the make-up and administration of the executive compensation program throughout the year in light of changing organization needs and operating conditions and changing trends in industry practice. The Compensation Committee determines and approves the salaries, cash and equity incentive bonuses, equity awards, benefits and employment policies as they relate to the named executive officers, subject to full Board consideration and approval.

In making determinations regarding executive compensation, the Compensation Committee weighs an individual’s personal performance, the performance of his or her area of responsibility, and the overall performance of the Corporation. The performance of the Chief Executive Officer in each of these regards is evaluated by the Compensation Committee. The performance of each of the named executive officers (other than the Chief Executive Officer) is evaluated by the Chief Executive Officer. The Compensation Committee reviews performance of the named executive officers on an annual basis and examines each named executive officer’s base salary, cash and equity incentive bonus, and restricted stock award at such time.

The Compensation Committee has the authority to retain or obtain the services of compensation consultants or other advisors to provide compensation and benefit consulting services to the Committee. The independence of any such advisor is determined by the Compensation Committee prior to selecting or receiving advice from the advisor.

Role of Executive Management. Key members of the Corporation’s executive management attend Compensation Committee meetings at the Compensation Committee’s request to provide information and their perspective about executive compensation policies and programs. Management’s participation plays an important part in the development and continuation of benefit plans, and in determining appropriate levels of compensation. The Compensation Committee holds discussions with management in attendance to ensure that the Compensation Committee makes fully informed recommendations with respect to compensation matters that affect the Corporation’s operations and shareholder returns. Finally, the Corporation’s Chief Executive Officer participates in deliberations of the Compensation Committee on an ex-officio, non-voting basis, but does not participate during, or attend, deliberations concerning his own compensation. No member of management was present during the portion of any Compensation Committee meeting at which the Compensation Committee made determinations regarding such named executive officer’s compensation.

Role of the Compensation Consultant. The Compensation Committee utilizes the support of outside compensation experts in establishing the policies, programs, and levels of executive compensation. In 2020, the Compensation Committee engaged Pearl Meyer & Partners, LLC (Pearl Meyer) to:

●	Review and provide feedback on Proxy Statement disclosures;
●	Lead a Strategic Talent Management workshop for the Board of Directors and management at the Corporation’s strategic planning retreat;
●	Review and update the compensation peer group, as appropriate, and provide updates on comparator group earnings performance;
●	Assess executives’ total remuneration (cash, equity and retirement benefits/perquisites); and
●	Review total compensation for directors

In their role as the Corporation’s outside advisor, Pearl Meyer also responds to questions from the Compensation Committee and attends meetings as requested. Pearl Meyer reports directly to the Compensation Committee and, as directed by the Compensation Committee, works with management in support of the Committee. Pearl Meyer performed no services outside of those related to executive and director compensation for the Corporation in 2020. The Compensation Committee assessed the independence of Pearl Meyer and believes they are an independent advisor pursuant to the rules and standards promulgated by the SEC and NASDAQ.

Role of Market Data/External Comparison. Annually, the Committee asks its independent compensation consultant to review proxy disclosures and survey sources on national and regional compensation practices within the Corporation’s industry group, focusing on pay levels and practices among community banking institutions based in the Mid-Atlantic Region. For the 2020 program planning review conducted in 2019, the independent compensation consultant applied the following filters in developing a recommended group of institutions to serve as the Corporation’s peer group (the “2020 Peer Group”):

●	included publicly traded commercial banks, and excluded thrifts, mutual holding companies and private banks; all institutions selected are traded on NASDAQ, NYSE or NYSE American except for a few local competitors who are traded on the OTC Marketplace;
●	included banking institutions with asset size ranging from approximately 1/2 to 2.5 times the Corporation’s asset size;
●	included banking institutions located in Pennsylvania, New Jersey, New York, Maryland, West Virginia, and Ohio; and
●	excluded banking institutions with no Trust Assets Under Management, except for a few companies who had been included in the prior year’s peer group.

Based on these criteria, the following 24 institutions were selected for inclusion in the 2020 Peer Group:

ACNB Corporation	CNB Financial Corporation	LCNB Corp.	Peoples Financial Services Corp.
AmeriServ Financial, Inc.	Codorus Valley Bancorp, Inc.	Mid Penn Bancorp, Inc.	Riverview Financial Corporation
Arrow Financial Corporation	DNB Financial Corporation	Norwood Financial Corp.	SB Financial Group, Inc.
Chemung Financial Corporation	Fidelity D&D Bancorp, Inc.	Ohio Valley Banc Corp.	Shore Bancshares, Inc.
Citizens Financial Services, Inc.	First United Corporation	Orrstown Financial Services, Inc.	Summit Financial Group, Inc.
Civista Bancshares, Inc.	Franklin Financial Services Corporation	Penns Wood Bancorp, Inc.	United Community Financial Corp.

In addition to the custom peer group data, market data from various banking industry surveys is also utilized and reflects banks of similar asset size and region to that of the Corporation.

Program Review and Pay Decision Process. During the fourth quarter each year, the Committee (1) receives base salaries and annual and long-term incentive information on current executive compensation levels in the industry and industry program practices provided by its independent compensation consultant; (2) conducts a comprehensive review of the Corporation’s compensation program structure and provisions; and (3) considers salary and benefit adjustments and incentive awards for executives. After examining the information provided by its independent compensation consultant, the Committee determines whether (1) the content and structure of the Corporation’s compensation program is still competitive; (2) the current provisions remain consistent with the Corporation’s overall pay philosophy; and (3) the compensation program continues to support achievement of the Corporation’s business objectives.

After deciding on the program structure for the coming calendar year, the Committee examines the current compensation and benefit levels of incumbent executives in light of their continuing or changing roles in the business, the assessments of their individual performances by the Chief Executive Officer, and industry trends. The performance of the Chief Executive Officer is reviewed and appraised by the Committee, with input from all members of the board of directors. Based on the information gathered about each executive, the Committee formulates recommendations on possible salary adjustments for executives during the coming year. It also determines annual incentive awards for executives based on results achieved against goals and objectives defined at the beginning of the year and determines appropriate long-term incentive awards in the form of stock-based compensation. These recommendations are then presented to the full Board of Directors for consideration and approval.

As incentive awards for the current year are determined, the Committee also works with the Chief Executive Officer to construct executive performance plans for the coming year. The Committee formulates their recommendations on performance goals and award opportunities for Board consideration and approval.

The Committee may also be called upon to consider pay related decisions from time to time throughout the calendar year as executives are reassigned or new executives join the organization. In these instances, the Committee will review all aspects of the executive’s compensation, including base salary level, annual incentive opportunities, long-term incentive awards, participation in special benefit plans, and employment contract provisions, if applicable.

2020 Executive Compensation Decisions

Base Salaries. For 2020, the Compensation Committee approved annual increases in base salary ranging between 5.3% and 10.1% for each of the Named Executive Officers in recognition of each executive’s contribution and performance.

Annual Incentive Awards. The table below presents the performance criteria and the weighting of each criterion used in determining the annual incentive awards earned based upon 2020 performance for the named executive officers:

					Target		Award
		Target	Actual		% of	Maximum	% of
		Performance	Performanc	Criterion	Base	% of Base	Base
	Performance Criteria	Result	Result	Weighting	Salary	Salary	Salary
J. Bradley Scovill	Corporate Earnings Performance:
	Award Matrix Result (1)	100.00%	134.00%	50%	17.5%	26.3%	23.5%
	Key Performance Indicators (2) Based on:
	Growth in Annual Average Deposits and Customer Repurchase Agreements (3)	3.99%	10.94%	7.5%	2.6%	3.9%	3.9%
	Growth in Outstanding Loans (3)	9.06%	0.51%	7.5%	2.6%	3.9%	0.0%
	Efficiency Ratio (4)	61.95%	59.87%	7.5%	2.6%	3.9%	3.9%
	Total Trust and Financial Management Revenue (5)	$7.9 Million	$7.8 Million	7.5%	2.6%	3.9%	2.1%
	Individual Performance (6)			20%	7.0%	10.5%	10.5%
	Totals				35.0%	52.5%	43.9%

Mark A. Hughes	Corporate Earnings Performance:
	Award Matrix Result (1)	100.00%	134.00%	50%	15.0%	22.5%	20.1%
	Key Performance Indicators (2) Based on:
	Growth in Annual Average Deposits and Customer Repurchase Agreements (3)	3.99%	10.94%	7.5%	2.3%	3.4%	3.4%
	Growth in Outstanding Loans (3)	9.06%	0.51%	7.5%	2.3%	3.4%	0.0%
	Efficiency Ratio (4)	61.95%	59.87%	7.5%	2.3%	3.4%	3.4%
	Total Trust and Financial Management Revenue (5)	$7.9 Million	$7.8 Million	7.5%	2.3%	3.4%	1.8%
	Individual Performance (6)			20%	6.0%	9.0%	9.0%
	Totals				30.0%	45.0%	37.7%

Harold F. Hoose, III	Corporate Earnings Performance:
	Award Matrix Result (1)	100.00%	134.00%	45%	13.5%	20.3%	18.1%
	Key Performance Indicators (2) Based on:
	Growth in Annual Average Deposits and Customer Repurchase Agreements (3)	3.99%	10.94%	10%	3.0%	4.5%	4.5%
	Growth in Outstanding Loans (3)	9.06%	0.51%	15%	4.5%	6.8%	0.0%
	Efficiency Ratio (4)	61.95%	59.87%	10%	3.0%	4.5%	4.5%
	Total Trust and Financial Management Revenue (5)	$7.9 Million	$7.8 Million	10%	3.0%	4.5%	2.4%
	Individual Performance (6)			10%	3.0%	4.5%	4.5%
	Totals				30.0%	45.0%	34.0%

(1)	The Corporate Earnings Performance award was calculated based upon achievement of annual return on average equity (ROAE) as a percent ranking compared to Comparator Group Performance. The Comparator Group included all publicly traded commercial banks and thrifts within MD, NJ, NY, OH, PA and WV with total assets between $1.1 billion and $4.6 billion as of September 30, 2020. The chart below was used to determine the incentive opportunity percentage of base salary from which a participant’s cash incentive award would be paid:

	Threshold	Target	Maximum	Actual
Relative ROAE Rank vs. Peers	25th percentile	50th percentile	75th percentile	67th percentile
				CZNC Adjusted 2020 ROAE: 9.38%
				Comparator Group
				Average: 8.34%
				Median: 8.28%
Corporate Payout	33%	100%	150%	134%

The decision to use an ROAE rank against Comparator Group of 25th percentile to establish the minimum performance standard for a payout, and an ROAE rank against Comparator Group of 50th percentile to establish a payout at 100% of Target, recognized that the Corporation’s equity capital, as a percentage of assets, is significantly higher than the peer average. An indicator of the Corporation’s higher-than-Peer average equity capital is that although the Corporation’s adjusted twelve months ended September 30, 2020 ROAE rank was the 67th percentile compared to the twelve months ended September 30, 2020

Comparator Group results, the Corporation’s adjusted return on average assets of 1.32% at the 90th percentile ranking compared to Comparator Group results.

For purposes of comparing the Corporation’s ROAE and ROAA to comparator group results, the Corporation’s earnings as determined under U.S. Generally Accepted Accounting Principles (U.S. GAAP) were adjusted to eliminate amounts the Committee determined to be based on “extraordinary occurrences,” as described in the 2020 Annual Incentive Award Plan document. Reconciliation of the Corporation’s earnings for the twelve months ended September 30, 2020 under U.S. GAAP to the non-GAAP earnings amount used in the incentive award calculation is as follows:

(Dollars In Thousands)

			Annualized		Annualized
			Return on		Return on
	Net	Average	Average	Average	Average
	Income	Equity	Equity	Assets	Assets
Totals - Consolidated US GAAP	$17,910	$259,710	6.90%	$1,845,102	0.97%
Add: Merger-Related Expenses (a)	6,168
Add: Amortization of Core Deposit Intangibles (b)	320
Net Gains on Available-for-sale Debt Securities (c)	(22)
Net Gains on Marketable Equity Security (d)	(15)
Totals Used for Performance Evaluation	$24,361	$259,710	9.38%	$1,845,102	1.32%

(a)	Pre-tax expenses related primarily to the Covenant acquisition totaled $7.8 million. Income tax has been allocated at the Corporation’s marginal tax rate of 21% on the estimated deductible portion of these expenses.
(b)	Pre-tax amortization of core deposit intangibles totaled $405,000. Income tax has been allocated at the Corporation’s marginal tax rate of 21%.
(c)	Pre-tax realized gains on securities totaled $25,000. Income tax has been allocated to the net gains at the Corporation’s marginal tax rate of 21%.
(d)	Pre-tax realized gain on marketable equity security totaled $24,000. Income tax has been allocated to the net gain at the Corporation’s marginal tax rate of 21%.
(2)	Certain performance measurements were identified by the Corporation as 2020 Key Performance Indicators (“KPIs”). In order for the NEOs to have the opportunity to earn the incentive award amounts indicated in the table for each KPI, the Corporation had to first meet certain risk management requirements as measured by specific Key Risk Indicators (“KRIs”). The KRIs functioned as a pass/fail mechanism. As of September 30, 2020, if the Corporation’s Total Summary KRI Value were to fall outside of the middle range of possible values, or if the risk rating for any individual category were at an elevated level, the NEOs would have been ineligible for an incentive award based on the KPIs. As of September 30, 2020, the Total KRI Summary Value and values for each risk category were at acceptable levels. Accordingly, the NEOs were eligible for incentive awards based on the KPIs.
(3)	For purposes of the 2020 KPIs, contributions from the former Covenant locations were excluded from target and actual growth in annual average deposits and customer repurchase agreements, and growth in outstanding loans, due to the difficulty inherent in projecting first-year performance.
(4)	The Efficiency Ratio was calculated based on the Corporation’s consolidated financial results for 2020, by dividing: (a) total noninterest expense excluding merger-related expenses and loss on prepayment of borrowings by (b) the sum of net interest income (including income from tax-exempt securities and loans on a fully-taxable equivalent basis) and noninterest income excluding securities gains and losses.
(5)	Trust and Financial Management Group revenue was based on comparison of total revenue from trust and brokerage services and from insurance commissions received as a result of efforts by employees within that group. The target award criterion amount was 5.87% higher than the corresponding total revenue for 2019 and was based on the Corporation’s 2020 budgeted total. The threshold award criterion amount was established based on achieving at least 95% of the target amount. Actual revenue for 2020 totaled 98.55% of the target amount.
(6)	The Individual Performance awards were based on each individual’s overall performance evaluation.

For Mr. Hughes and Mr. Hoose, the individual performance evaluations reflected a scale of overall ratings comparing performance to Expectations, including: Does Not Meet, Meets, and Exceeds. In determining these ratings, results were evaluated in comparison to specific goals, including the KPIs. Also, significant weight was given to inherently subjective evaluations of each person’s performance with regard to identified core competencies including: strategic leadership, decision making, adaptability, customer focus, teamwork/partnering, accountability and drive for results/resource management.

Mr. Scovill’s Individual Performance award was determined by the Board of Directors, based on recommendation of the Compensation Committee, and based on assessment of Mr. Scovill’s contributions to overall corporate performance including his leadership in the Corporation’s execution of the Covenant acquisition and navigation of the COVID-19 pandemic.

Long-term Performance Incentives. As a part of our annual compensation review process, we worked with our outside Compensation Consultant in 2019 to review pay opportunities relative to market and used those results to make changes/pay decisions for 2020. As a result of this review, the Committee elected to grant equity awards in January 2020 and March 2020. The time-based awards were granted in January and the performance-based awards were not granted until March 2020 due to performance data not being available until then. The awards are as follows:

			LTI Award	Grant Date Fair		Grant Date	# of Shares
		2019	as % of	Value of LTI		Share	Granted at
Name	Title	Base Salary	Base Salary	Awards	Grant Date	Price	Target (1)
J. Bradley Scovill	Chief Executive Officer	$437,000	23%	$98,334	1/31/2020	$26.37	3,729
			22%	$98,304	3/16/2020	$19.17	5,128
Mark A. Hughes	EVP and Chief Financial Officer	$275,500	15%	$41,322	1/31/2020	$26.37	1,567
			15%	$41,311	3/16/2020	$19.17	2,155
Harold F. Hoose, III	EVP and Chief Revenue Officer	$222,500	19%	$42,271	1/31/2020	$26.37	1,603
			19%	$42,270	3/16/2020	$19.17	2,205

(1)	As described above, all of the awards granted to NEOs in 2020 consisted of 50% RSAs and 50% PRSAs, vesting over a three-year period.

Consideration of Say-On-Pay Advisory Vote

At our 2020 annual meeting of shareholders, approximately 91% of our shareholders who voted on the “say-on-pay” proposal (excluding broker non-votes and abstentions) approved the compensation we pay to our named executive officers. The Compensation Committee believes that the shareholder vote reflects fundamental support for our compensation philosophy. Accordingly, we have not modified our practices or philosophy as a result of the 2020 advisory vote.

The Corporation’s current practice is to conduct a say-on-pay advisory vote each year. The Compensation Committee values the opinions of shareholders and carefully evaluates the say-on-pay advisory vote results when determining future compensation.

Risk Management

We do not believe that the Corporation’s compensation programs and practices present any risks that are reasonably likely to have a material adverse effect on the Corporation.

The Committee believes that the direct compensation components of the executive compensation program—salary, annual incentive opportunities, equity grants—are reasonable, competitive and approximate the median of prevailing industry practices. The Committee intends to maintain the current leveraged approach to total compensation, directly tying a significant portion of an executive’s total earnings to achievements against goals and objectives approved by the Board of Directors, while balancing the approach with appropriate controls to ensure that management is not incented to take excessive risks.

Recoupment Policy

The Corporation has an executive compensation recoupment policy pursuant to which annual cash bonuses, stock-based awards, performance-based compensation and other forms of cash or equity compensation other than salary paid to executive officers are subject to a "clawback" pursuant to the recoupment policy in the event the Corporation is required to restate its audited financial statements due to material non-compliance with financial reporting requirements under the securities laws.

Executive Compensation Tables

The following tables set forth for the fiscal years ended December 31, 2020 and 2019, the compensation which the Corporation and its subsidiaries paid to its named executive officers.

2020 Summary Compensation Table

The following table contains information with respect to annual compensation for services in all capacities to the Corporation and the Bank for the fiscal year ended December 31, 2020, with comparative information for 2019, of those persons who were, (i) the Chief Executive Officer, (ii) the Chief Financial Officer and (iii) the other most highly compensated executive (collectively, the “named executive officers”) to the extent such person’s total compensation exceeded $100,000:

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified	All
				Stock	Option	Incentive Plan	Deferred Plan	Other
Name and		Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Compensation	Compensation(5)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

J. BRADLEY SCOVILL	2020	475,000	—	196,638	—	208,727	—	165,546	1,045,911
President and Chief Executive Officer	2019	437,000	—	187,249	—	148,646	—	153,312	926,207

MARK A. HUGHES	2020	290,000	500	82,633	—	109,230	—	64,688	547,051
Executive Vice President and Chief Financial Officer	2019	275,500	500	80,980	—	80,318	—	64,488	501,786

HAROLD F. HOOSE, III	2020	245,000	500	84,541	—	83,325	—	53,479	466,845
Executive Vice President and Chief Revenue Officer	2019	222,500	500	81,680	—	56,498	—	50,677	411,855

(1)	The bonus amounts paid to Mr. Hughes and Mr. Hoose were paid pursuant to discretionary “holiday awards” that were paid in December of each year to essentially all employees except the Chief Executive Officer.
(2)	The grant date fair market value of stock awards is computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (the “ASC”) topic 718, “Compensation—Stock Compensation,” excluding the effect of estimated forfeitures. The value used for restricted stock awards is based on the market value of the stock at the grant date. The amounts shown in the “Stock Awards” column equal the values of restricted stock awards determined based on the average of the high and low stock price at each grant date. For 2020, the value as of the grant date for the January 31, 2020 time-based awards was $26.37 per share. The value as of the grant date for the March 16, 2020 performance-based awards was $19.17 per share. The value of the 2019 awards was $24.13 per share.

Restricted stock awards to NEOs under the Stock Incentive Plan in 2020 and 2019 provided for vesting over a three-year term, with vesting for half of the shares dependent on satisfactory performance (time vesting) and vesting for half of the shares based on time vesting and upon the Corporation meeting an ROAE (one-sixth of the total shares awarded) and ROAA (one-sixth of the total shares awarded)  performance ratio, as defined. In 2020, the Corporation met the performance condition defined in the awards. In 2019, the Corporation met the performance condition based on ROAA but did not meet the performance condition based on ROAE. Accordingly, in the first quarter 2020, the following forfeitures of restricted stock awarded in 2019 occurred: Mr. Scovill - 646 shares; Mr. Hughes - 279 shares; and Mr. Hoose – 282 shares.

(3)	There were no options awarded in 2020 or 2019.
(4)	The amounts shown in the “Non-Equity Incentive Plan Compensation” column were paid pursuant to the Incentive Award Plan, which is described in the “Program Components” section of Compensation Discussion and Analysis.

(5)	Amounts shown as “All Other Compensation” include the following:

ALL OTHER COMPENSATION TABLE

		Employer
		Contributions	Employer	Employer
		to the	Contributions	Contributions to	Dollar Value of
		Employee	to the 401 (k)	the Supplemental	Insurance Premium	Dividends	Perquisites
		Stock	Employee	Executive	paid for Group-	Paid on	and Other
		Ownership	Savings	Retirement	Term Life and Long-	Restricted	Personal
		Plan	Plan	Plan (SERP)	Term Disability	Stock	Benefits(1)	Total
Name	Year	($)	($)	($)	($)	($)	($)	($)
J. Bradley Scovill
	2020	11,400	14,250	112,706	2,388	14,581	10,221	165,546
	2019	11,200	14,000	97,627	2,388	14,972	13,125	153,312

Mark A. Hughes
	2020	11,400	14,250	30,469	1,751	6,218	600	64,688
	2019	11,200	14,000	30,153	1,751	6,784	600	64,488

Harold F. Hoose, III
	2020	11,400	14,250	14,708	1,197	6,297	5,627	53,479
	2019	11,200	14,000	13,174	1,197	6,466	4,640	50,677

(1)	Perquisites and other personal benefits include the estimated personal use portion of the cost of a company-supplied automobile and personal reimbursement for cell phones and club memberships, which were used primarily, but not exclusively, for business purposes.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding stock options and non-vested stock awards as of December 31, 2020 for the named executive officers.

	Option Awards			Stock Awards
					Market
	Number of			Number of	Value of
	Securities			Shares or	Shares or
	Underlying			Units of	Units of
	Unexercised	Option		Stock	Stock
	Options	Exercise	Option	That Have	That Have
	(#)	Price	Expiration	Not Vested	Not Vested
Name	Exercisable	($)	Date	(#)	($)
J. Bradley Scovill	—	—	—
				15,715	$311,786
Total:	0		Total:	15,715	$311,786

Mark A. Hughes	2,000	19.210	1/3/2023
	5,024	20.450	1/3/2024
				6,688	$132,690
Total:	7,024		Total:	6,688	$132,690

Harold F. Hoose, III	5,455	18.540	1/4/2022
	5,622	19.210	1/3/2023
	3,521	20.450	1/3/2024
				6,783	$134,575
Total:	14,598		Total:	6,783	$134,575

Employment Agreements

The Corporation and the Bank have entered into employment agreements with each of the named executive officers (collectively, the “Employment Agreements”). The employment agreement with Mr. Scovill has an effective date of March 2, 2015, and the employment agreements with Mr. Hughes and Mr. Hoose were effective September 19, 2013. The following summarizes the material terms of the Employment Agreements.

The employment agreement with Mr. Scovill provided for an initial three (3) year term at an initial annual base salary of $380,000. In June 2017, the Corporation and Bank, and Mr. Scovill, entered into an amendment to the employment agreement which extended the end date of the initial term by one (1) year to March 1, 2019 and provided for automatic renewal for successive twelve (12) month terms, unless either the Corporation or Mr. Scovill would give written notice of non-renewal at least ninety (90) days prior to the next renewal date. The Corporation and Bank and Mr. Scovill entered into a second amendment to the employment agreement on August 24, 2018 which modifies and extends the employment period to provide for automatic renewals for successive three (3) year terms unless either the Corporation or Mr. Scovill gives written notice of non-renewal at least 90 days prior to the next renewal date. The second amendment also amended the formula for determining the amount of cash payments to Mr. Scovill in the event of a termination of employment by the Corporation without “cause” or by Mr. Scovill for “good reason,” as described below, to include the value of stock-based incentives awarded to Mr. Scovill. Other features of the employment agreement with Mr. Scovill are included in the summary of descriptions of the Employment Agreements that follow.

The initial term of the Employment Agreement with Mr. Hughes expired September 19, 2016 and provides that the term of the agreement shall be automatically renewed on each September 19th for successive three (3) year terms, unless either the Corporation or the executive gives written notice of nonrenewal at least 90 days prior to the next renewal date in which case this Agreement will continue in effect for a term ending two (2) years from the Annual Renewal Date immediately following such notice. The Employment Agreement with Mr. Hoose had an initial expiration date of September 30, 2015 and has been extended through September 30, 2021. The Employment Agreement with Mr. Hoose provides that the term of the agreement shall be automatically extended an additional twelve (12) months, unless written notice of nonrenewal is provided no later than July 19th of each successive calendar year.

Under the Employment Agreements, each executive is eligible to receive annual incentive payments and stock based incentives as determined by the Compensation Committee, which may, but need not be, issued under any incentive plan maintained by the Company, and is eligible to participate in any retirement plan, deferred compensation plan, welfare benefit plan or other benefit program in which full-time employees of the Bank are eligible to participate.

The Employment Agreements also provide each executive with reimbursement of business expenses and paid vacation in accordance with Corporation or Bank policies and procedures and, with respect to Mr. Scovill and Mr. Hoose, use of a Bank owned automobile and a country club membership.

Each Employment Agreement contains customary nondisclosure and mutual non-disparagement provisions and, in the case of Mr. Scovill and Mr. Hughes, a twenty-four (24) month non-competition and non-solicitation covenant and, in the case of Mr. Hoose, an eighteen (18) month non-competition and non-solicitation covenant, in each case applicable within thirty-five (35) miles of any office of the Corporation or the Bank after voluntary or involuntary termination of the executive’s employment with the Corporation and the Bank.

Each Employment Agreement also provides that the executive may terminate his employment for “good reason” (as defined in the agreement) after notice to the Corporation or the Bank within thirty (30) days after the initial existence of the condition giving rise to the right to terminate and the failure of the Corporation or Bank to cure the situation within thirty (30) days after receipt of such notice.

Additionally, each Employment Agreement provides for a lump sum payment to the executive in the event of a termination of employment by the Corporation without “cause” (as defined in the agreement) or by the executive for “good reason” (as defined in the agreement) following a “change in control” (as defined in the agreement) or absent a change in control, such payment to be equal to the sum of the highest annual base salary earned by the executive during the immediately preceding three (3) years, plus the highest cash bonus and other incentive compensation earned with respect to one of the three preceding years, plus the highest value of stock options and other stock incentives awarded to the executive in one of the immediately preceding three years, multiplied by a predetermined factor depending on the executive and whether the executive was terminated following a change in control. Additionally, each of the Employment Agreements provides for the continuation of the executive’s participation in the Bank’s life, disability, medical/health insurance and other welfare benefits in effect during the one (1) year period preceding the termination of employment (or a cash payment representing the value of such benefits). The factor applicable to each of the executives for purposes of determining the lump sum payment and the time period for which benefits are to be continued are set forth in the following table.

The employment agreements in effect on December 31, 2020 do not provide for an excise tax gross-up pursuant to Section 280G of the Internal Revenue Code. In the event any payments to our named executive officers would otherwise constitute a parachute payment under Section 280G of the Internal Revenue Code, the payments will be limited to the greater of (i) the dollar amount which can be paid to such named executive officer without triggering an excise tax under Section 4999 of the Internal Revenue Code or (ii) the greatest after-tax dollar amount after taking into account any excise tax incurred under Section 4999 of the Internal Revenue Code with respect to such parachute payments.

	Multiplier Factor		Benefits Continuation Period
		Absent a Change in		Absent a Change in
Executive	Change in Control	Control	Change in Control	Control
J. Bradley Scovill	2.99X	1.0X	3 Years	1 Year
Mark A. Hughes	2.99X	1.0X	3 Years	1 Year
Harold F. Hoose, III	1.5X	0.5X	18 Months	6 Months

Potential Payments upon Termination or Change in Control

The table that follows provides quantitative information regarding contracts, agreements, plans or arrangements that provide for payments to a named executive officer upon termination of employment. The table does not include information with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms, or operation, in favor of executive officers or the Corporation and that are available generally to all salaried employees.

As of December 31, 2020:

		Supplemental		Value of
		Executive	Health	Restricted
		Retirement	And	Stock
		Plan	Welfare	Subject to
	Cash	Benefit	Benefits	Acceleration
Name	($)	($)	($)	($)
Termination Due to Retirement
J. Bradley Scovill	—	594,848	—	—
Mark A. Hughes	—	394,381	—	—
Harold F. Hoose, III	—	—	—	—

Termination Due to Disability
J. Bradley Scovill	—	594,848	—	—
Mark A. Hughes	—	394,381	—	—
Harold F. Hoose, III	—	154,873	—	—

Termination Without Cause or for Good Reason - Before a Change in Control
J. Bradley Scovill	880,364	594,848	11,359	—
Mark A. Hughes	482,363	394,381	11,359	—
Harold F. Hoose, III	192,152	—	7,369	—

Termination Due to Death
J. Bradley Scovill	—	594,848	—	—
Mark A. Hughes	—	394,381	—	—
Harold F. Hoose, III	—	154,873	—	—

Termination Without Cause or for Good Reason - Upon or After a Change in Control
J. Bradley Scovill	2,632,288	594,848	34,077	311,786
Mark A. Hughes	1,442,265	394,381	34,077	132,690
Harold F. Hoose, III	576,456	154,873	22,107	134,575

Indemnification Agreements

On April 20, 2004, the shareholders of the Corporation authorized the Corporation to enter into indemnification agreements (the “Indemnification Agreements”) with the directors of the Corporation and the Bank and certain officers of the Bank, as designated by the Board of Directors. The primary purpose of the Indemnification Agreements is to ensure the ability of the Corporation and Bank to continue to attract and retain responsible, competent and otherwise qualified directors and officers. Indemnification Agreements have been entered into with all Directors of the Bank and the Corporation, as well as the Corporation’s and Bank’s Executive Officers as named on pages 6-10.

The Indemnification Agreements provide to covered directors and officers the most advantageous of any combination of benefits under (i) the benefits provided by the Bylaws of the Corporation in effect as of the date the agreements were entered into; (ii) the benefits provided by the Bylaws, the Articles of Incorporation or their equivalent of the Corporation in effect at the time indemnification expenses are incurred by an indemnitee; (iii) the benefits allowable under Pennsylvania law in effect on the date of the agreements; (iv) the benefits allowable under the law of the jurisdiction under which the Corporation exists at the time indemnifiable expenses are incurred by an indemnitee; (v) the benefits available under a liability insurance policy obtained by the Corporation and its subsidiaries in effect on the date of the agreements; (vi) the benefits available under a liability insurance policy obtained by the

Corporation and its subsidiaries, in effect at the time the indemnifiable expenses are incurred by an indemnitee; and (vii) such other benefits as are or may otherwise be available to the indemnitee.

The Corporation is not obligated to, nor has it agreed to provide funding for its obligations under the agreements. The Corporation is obligated, however, to pay its obligations under the agreements from general assets or insurance. The agreements do require the Corporation to continue to purchase D&O Coverage for so long as it is available on a commercially reasonable basis.

The indemnification available pursuant to the agreements is subject to a number of exclusions. No indemnification is required under the agreements with respect to any claim as to which it is finally proven by clear and convincing evidence in a court of competent jurisdiction that the covered person acted or failed to act with deliberate intent to cause injury to the Corporation or a subsidiary thereof or with reckless disregard for the Corporation’s best interest. The Corporation is also not required to make any payment finally determined by a court to be unlawful or any payment required under Section 16(b) of the Securities and Exchange Act of 1934, as amended. In addition, any claim (or part thereof) against an indemnitee which falls within the prohibitions of 12 C.F.R. §7.5217 (i.e., a prohibition on indemnification or insurance coverage for expenses, penalties or other payments incurred in connection with an action by a banking regulatory agency which results in a final order assessing monetary penalties or requiring affirmative action in the form of payment to the bank) is excluded from indemnification under the agreements.

Compensation of Directors

The following table summarizes the compensation paid by the Corporation and Bank to directors for the fiscal year ended December 31, 2020, other than J. Bradley Scovill who did not receive compensation as a director.

DIRECTOR COMPENSATION(1)(2)(3)

	Fees
	Earned or
	Paid in	Stock
	Cash (4)	Awards (5)	Total
Name	($)	($)	($)
Dennis F. Beardslee	21,000	0	21,000
Stephen M. Dorwart	14,800	0	14,800
Clark S. Frame	49,600	19,988	69,588
Susan E. Hartley	52,100	19,988	72,088
Bobbi J. Kilmer	53,200	19,988	73,188
Leo F. Lambert	66,800	19,988	86,788
Terry L. Lehman	56,500	19,988	76,488
Robert G. Loughery	15,500	0	15,500
Frank G. Pellegrino	53,200	19,988	73,188
Timothy E. Schoener	47,000	19,988	66,988
Leonard Simpson	59,700	19,988	79,688
Aaron K. Singer	52,100	19,988	72,088

(1)	The columns disclosing option awards, non-equity incentive plan compensation, changes in pension value and nonqualified deferred compensation earnings, and other forms of compensation have been omitted from the table because no director earned any compensation during 2020 of a type required to be disclosed in those columns.
(2)	As of December 31, 2020, non-employee directors except Directors Dorwart and Loughery each owned 758 shares of common stock awarded pursuant to the Independent Directors Stock Incentive Plan (described below) for which transfer restrictions had not yet lapsed. For the Directors, those shares had a value of $15,039 based on the closing price of the Corporation’s common stock on December 31, 2020 (the last business day of the year). Directors Dorwart and Loughery were not Directors when the 2020 restricted stock was awarded.
(3)	Effective January 29, 2021, the Corporation awarded 999 shares of restricted stock under the Independent Director Stock Incentive Plan to each director. The value of the restricted stock was $20.02 per share, based on the market price of the Corporation’s stock on January 28, 2021, and vest over (1) one year. The awards made in January 2021 are not included in the table.
(4)	Includes annual cash retainer, Chairman or Committee chair retainer (if any) and attendance fees.
(5)	The amount shown in the “Stock Awards” column equals the value of restricted stock awards of 758 shares, determined based on the grant date fair market value of $26.37 per share. Director Beardslee forfeited his 2020 award upon retirement from the Board in April 2020. He received a Director retirement cash award in the amount of $4,000 in lieu of the restricted stock award.

Director Fees. Compensation of the Board of Directors is established by the Board upon recommendation of the Compensation Committee. In developing its recommendations for 2020, the Compensation Committee considered information provided by Pearl Meyer.

Non-employee directors receive cash compensation for their service as directors in accordance with the following fee schedule. Employee directors are not entitled to additional compensation for board or committee service.

Annual Fees:
Cash Retainer (all Directors, including Chairman)	$20,000
Chairman of the Board	$15,000

Committee Chairman:
Audit Committee	$5,000
Compensation Committee	$5,000
All Other Committees	$4,000

Per-Meeting Attendance Fees:
Board meetings (all Directors)	$1,000

Committee meetings
Audit Committee	$600
Compensation Committee	$600
All Other Committees	$500

A director who, by invitation, attends a meeting of a committee of which he or she is not a regular member will be paid the same attendance fee as is payable to members of that committee. Attendance fees are not doubled in the event of joint meetings of the Corporation and Bank Boards.

Independent Directors Stock Incentive Plan. In addition to cash fees, non-employee directors may also receive compensation in the form of Corporation common stock or stock options under the Independent Directors Stock Incentive Plan. This plan permits awards of nonqualified stock options and/or restricted stock to non-employee directors. A total of 235,000 shares of common stock may be issued under the Independent Directors Stock Incentive Plan. The recipient’s right to exercise stock options under this plan vests immediately and expires 10 years from the date of grant. The exercise prices of all stock options awarded under the Independent Directors Stock Incentive Plan are equal to the fair market value on the grant date. Restricted stock awards issued under the plan through December 31, 2020 vest ratably over one (1) year. As of December 31, 2020, a balance of 103,143 shares remains available for issuance under the Independent Directors Stock Incentive Plan.

PROPOSAL 2 -- ADVISORY NON-BINDING VOTE ON EXECUTIVE COMPENSATION

The Corporation is required to provide its shareholders with a separate, non-binding advisory vote on the compensation paid to the Corporation’s named executive officers pursuant to the policies and procedures employed by the Corporation, as described in the Compensation Discussion and Analysis (CD&A) and tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.

For the reasons set forth in this Proxy Statement, we believe that our compensation policies and procedures are centered on a pay-for-performance culture, are competitive in our marketplace, are strongly aligned with the long-term interests of our shareholders, and that the compensation paid to our executives is consistent with such policies and procedures.

This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:

“Resolved, that the shareholders approve the compensation paid to the Named Executive Officers of the Corporation pursuant to the policies and procedures employed by the Corporation, as described in the Compensation Discussion and Analysis and tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends a vote “FOR” approval of the compensation paid to the Named Executive Officers of the Corporation pursuant to the policies and procedures employed by the Corporation, as described in the Compensation Discussion and Analysis and tabular disclosure regarding the Named Executive Officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.

Independent Registered Public Accounting Firm

Baker Tilly US, LLP (“Baker Tilly”), formerly Baker Tilly Virchow Krause, LLP, served as the Corporation’s independent registered public accounting firm for the year ended December 31, 2020. We expect a representative of Baker Tilly to attend the Annual Meeting online and be available to answer appropriate questions from shareholders and to make any statement the firm desires.

At its meeting on February 25, 2021, the Audit Committee selected Baker Tilly to be the Corporation’s independent registered public accounting firm for the year ending December 31, 2021.

Fees of Independent Public Accountants

The following table sets forth information concerning fees paid to independent public accountants for the years ended December 31, 2020 and 2019. All services provided by Baker Tilly in 2020 and 2019 were pre-approved by the Audit Committee, consistent with the limits provided for in the Audit Committee Charter.

	Fiscal Years Ended
	December 31,
	2020	2019
Audit Fees (1)	$285,630	$252,000
Audit-Related Fees (2)	115,512	77,385
Tax Fees (3)	26,080	23,275
Aggregate of all fees billed to the Corporation	$427,222	$352,660

	Fiscal Years Ended
	December 31,
	2020	2019
(1) Audit fees include:
Audit of Annual financial statements and audit of internal control over financial reporting and reviews of Quarterly financial statements	$280,380	$252,000
Consent in connection with filing of Form S-4	5,250	0
Total Audit Fees	$285,630	$252,000

(2) Audit-related fees include:
Services rendered in connection with business combinations	$94,300	$57,750
Audits of employee benefit plans	21,212	19,635
Total Audit-Related Fees	$115,512	$77,385

(3) Tax fees include:
Preparation of Corporation tax returns	$26,080	$22,075
Tax planning and assistance related to changes in accounting methods for tax reporting	0	1,200
Total Tax Fees	$26,080	$23,275

Audit Committee Report

On February 25, 2021, the Audit Committee of the Board of Directors reviewed and discussed with management the audited financial statements dated December 31, 2020. The Audit Committee also discussed with Baker Tilly, the independent registered public accounting firm of the Corporation, the matters required to be discussed with those charged with governance pursuant to the Public Company Accounting Oversight Board Auditing Standard AS 1301(Communications with Audit Committees).

The Audit Committee has received from Baker Tilly, the written disclosure and the letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence) and has discussed Baker Tilly’s independence with its representatives. These items relate to that firm’s independence from the Corporation.

Based on its review and discussions referred to above, the Committee has recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the Securities and Exchange Commission.

Audit Committee

Terry L. Lehman, Chairman	Susan E. Hartley
Stephen M. Dorwart	Leo F. Lambert
Clark S. Frame	Aaron K. Singer

ANNUAL REPORT ON FORM 10-K

A copy of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC, was made available to shareholders with this proxy statement. The Annual Report on Form 10-K is also available at www.cnbankpa.com.

A paper copy of the Annual Report on Form 10-K will be furnished to shareholders free of charge upon written request. Such requests should be directed to the Treasurer of Citizens & Northern Corporation at 90-92 Main Street, Wellsboro, PA, 16901, or by phone at 570-724-3411.

OTHER MATTERS

The management of the Corporation does not intend to bring any other matters before the Annual Meeting and is not presently informed of any other business which others may bring before such meeting. However, if any other matters should properly come before such meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote on such matters as they, in their discretion, determine.

important notice of availability of Proxy materials for the Shareholder meeting of CitiZenS & northern CorPoration to Be held on: april 22, 2021 at 2:00 p.m. Local time virtually at https://web.lumiagm.com/244346915 Password: citizens2021 (case sensitive) this communication presents only an overview of the more complete proxy materials that are available to you on the internet. we encourage you to access and review all of the important information contained in the proxy materials before voting. if you want to receive a paper or e-mail copy of the proxy materials you must request one. there is no charge to you for requesting a copy. to facilitate timely delivery please make the request as instructed below before 4/12/2021. Please visit http://www.astproxyportal.com/ast/11697/, where the following materials are available for view: • Annual Highlights • Notice of Annual Meeting of Stockholders • Proxy Statement • Form of Electronic Proxy Card • Annual Report on Form 10-K to reqUeSt materiaL: teLePhone: 888-Proxy-na (888-776-9962) and 718-921-8562 (for international callers) e-maiL: info@astfinancial.com weBSite: https://us.astfinancial.com/onlineProxyVoting/ProxyVoting/requestmaterials onLine: To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time on April 21, 2021. VirtUaLLY at the meetinG: The company will be hosting the meeting virtually this year. To attend the meeting virtually, please visit https://web.lumiagm.com/244346915 Password: citizens2021 (case sensitive) and be sure to have your control number available. teLePhone: To vote by telephone, please visit www.voteproxy.com to view the materials and to obtain the toll free number to call. maiL: You may request a card by following the instructions above. to Vote: STATEMENT. properly come before the Meeting or any adjournments thereof. 1. ELECTION OF CLASS I DIRECTORS. nomineeS: Bobbi J. Kilmer Terry L. Lehman Robert G. Loughery Frank G. Pellegrino Please note that you cannot use this notice to vote by mail. 2. TO APPROVE, IN AN ADVISORY (NON-BINDING) VOTE, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY 3. OTHER MATTERS. In their discretion, to vote with respect to any other matters that may ComPanY nUmBer aCCoUnt nUmBer ControL nUmBer

ANNUAL MEETING OF STOCKHOLDERS OF CITIZENS & NORTHERN April 22, 2021 CORPORATION INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST on April 21, 2021. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. VIRTUALLY AT THE MEETING - The company will be hosting the meeting virtually this year. To attend the meeting virtually, please visit https://web.lumiagm.com/244346915 Password: citizens2021 (case sensitive) and be sure to have your control number available. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20430000000000000000 8 042221 O Bobbi J. Kilmer FOR ALL NOMINEES properly come before the Meeting or any adjournments thereof. THE STOCKHOLDER. UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. ELECTION OF CLASS I DIRECTORS. NOMINEES: O Terry L. Lehman WITHHOLD AUTHORITYO Robert G. Loughery FOR ALL NOMINEESO Frank G. Pellegrino FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN 2. TO APPROVE, IN AN ADVISORY (NON-BINDING) VOTE, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT. 3. OTHER MATTERS. In their discretion, to vote with respect to any other matters that may WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of StockholderDate: NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/11697/ COMPANY NUMBER ACCOUNT NUMBER PROXY VOTING INSTRUCTIONS

ANNUAL MEETING OF STOCKHOLDERS OF CITIZENS & NORTHERN CORPORATION April 22, 2021 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/11697/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20430000000000000000 8 042221 O Bobbi J. Kilmer FOR ALL NOMINEES WITHHOLD AUTHORITY properly come before the Meeting or any adjournments thereof. THE STOCKHOLDER. UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. ELECTION OF CLASS I DIRECTORS. NOMINEES: O Terry L. Lehman O Robert G. Loughery FOR ALL NOMINEESO Frank G. Pellegrino FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN 2. TO APPROVE, IN AN ADVISORY (NON-BINDING) VOTE, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT. 3. OTHER MATTERS. In their discretion, to vote with respect to any other matters that may WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of StockholderDate:

- 0 CITIZENS & NORTHERN CORPORATION PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 22, 2021 The undersigned hereby appoints Susan E. Hartley and Timothy E. Schoener, and each or either of substitution Corporation them, as the attorneys and proxies of the undersigned, with full power of in each, to vote all shares of the common stock of Citizens & Northern which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held on Thursday, April 22, 2021, at 2:00 P.M. (local time), in a virtual meeting format only with no physical location, at https://web.lumiagm.com/244346915 password: citizens2021 (case sensitive), and at any adjournments thereof, and to vote as follows: (Continued and to be signed on the reverse side) 14475 1.1